UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CENTURY COMMUNITIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTURY COMMUNITIES, INC.
8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111
(303) 770-8300

March 28, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Century Communities, Inc., a Delaware corporation, to be held at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, at 1:00 p.m. local time, on Wednesday, May 9, 2018.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (1) to elect five directors to serve for the ensuing year as members of the Board of Directors of Century; (2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; (3) to approve, on an advisory basis, our executive compensation; (4) to approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and (5) to transact such other business as may properly come before the Annual Meeting or at any continuation, postponement or adjournment thereof. The accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement describe these matters in more detail. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the five nominees for director named in the Proxy Statement, FOR the approval of the other proposals being submitted to a vote of stockholders and for a frequency of EVERY YEAR for future advisory votes on executive compensation.

Whether or not you attend the Annual Meeting in person, and regardless of the number of shares of Century common stock that you own, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to vote your shares of Century common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. Voting over the Internet, by telephone, or by written proxy will ensure that your shares are represented at the Annual Meeting.

On behalf of the Board of Directors and management of Century, we thank you for your participation and continued support.

Sincerely,

Dale Francescon
Chairman of the Board and Co-Chief Executive Officer

You can help us make a difference by eliminating paper proxy materials. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxyvote.com. Your consent to receive stockholder materials electronically will remain in effect until canceled.

CENTURY COMMUNITIES, INC.
8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2018

The 2018 Annual Meeting of Stockholders of Century Communities, Inc., a Delaware corporation, will be held on Wednesday, May 9, 2018 at 1:00 p.m. local time at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, for the following purposes:

1.	To elect five directors to serve as members of the Board of Directors of Century until the next annual meeting of stockholders and until their successors are duly elected and qualified. The director nominees named in the Proxy Statement for election to the Board of Directors are: Dale Francescon, Robert J. Francescon, John P. Box, Keith R. Guericke and James M. Lippman;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018;
3.	To approve, on an advisory basis, our executive compensation;
4.	To approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and
5.	To transact such other business as may properly come before the Annual Meeting or at any continuation, postponement or adjournment thereof.

The Proxy Statement accompanying this Notice describes each of these items of business in detail. Only holders of record of our common stock at the close of business on March 15, 2018 are entitled to notice of, to attend, and to vote at the Annual Meeting or any continuation, postponement or adjournment thereof. A list of such stockholders will be available for inspection, for any purpose germane to the Annual Meeting, at our principal executive offices during regular business hours for a period of no less than 10 days prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to vote your shares of Century common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. If your shares of Century common stock are held by a bank, broker or other agent, please follow the instructions from your bank, broker or other agent to have your shares voted.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Messenger
Chief Financial Officer and Secretary

Greenwood Village, Colorado
March 28, 2018

Page

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	2
When and where will the Annual Meeting be held?	2
What are the purposes of the Annual Meeting?	2
Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?	2
Who can attend the Annual Meeting?	2
Who is entitled to vote at the Annual Meeting?	2
How many shares must be present to hold the Annual Meeting?	2
What if a quorum is not present at the Annual Meeting?	2
How do I vote my shares?	3
What is the difference between being a “record holder” and holding shares in “street name”?	3
Am I entitled to vote if my shares are held in “street name”?	3
What are broker non-votes?	3
How does the Board recommend that I vote?	4
How many votes are required for the approval of the proposals to be voted upon and how will withheld votes, abstentions and broker non-votes be treated?	4
What if I do not specify how my shares are to be voted?	4
What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?	4
Can I revoke or change my vote after I submit my proxy?	5
Where can I find the voting results of the Annual Meeting?	5

PROPOSAL NO. 1 ELECTION OF DIRECTORS	6
Board Size and Structure	6
Current Directors and Board Nominees	6
Information about Director Nominees	6
Board Recommendation	8

CORPORATE GOVERNANCE	9
Corporate Governance Guidelines	9
Board Size and Composition; Director Nomination Process	9
Director Independence	10
Executive Sessions	10
Board Leadership Structure	11
Committees of the Board of Directors	11
Audit Committee	11
Compensation Committee	12
Nominating and Corporate Governance Committee	13
Board and Board Committee Meetings; Director Attendance	13
Role of Board of Directors in Risk Oversight	13
Code of Business Conduct and Ethics	14
Communications with the Board of Directors; Complaint Procedures	14

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16
Appointment of Independent Registered Public Accounting Firm	16
Audit, Audit-Related, Tax and Other Fees	16
Pre-Approval Policies and Procedures	16
Audit Committee Report	17
Board Recommendation	17

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CENTURY COMMUNITIES, INC.
8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111
(303) 770-8300

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2018

GENERAL INFORMATION

The Board of Directors of Century Communities, Inc. is using this Proxy Statement to solicit your proxy for use at our 2018 Annual Meeting of Stockholders to be held on Wednesday, May 9, 2018, at 1:00 p.m. local time, at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, or at any continuation, postponement or adjournment thereof. Directions to attend the Annual Meeting may be obtained by calling Investor Relations at (303) 268-8398. The Board is soliciting proxies to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. Please note that references in this Proxy Statement to “Century,” “we,” “us,” “our,” or the “Company” refer to Century Communities, Inc., a Delaware corporation, references to the “Board” refer to the Board of Directors of Century, and references to the “Annual Meeting” refer to our 2018 Annual Meeting of Stockholders.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending an Important Notice of Availability of Proxy Materials for the Annual Meeting (which we refer to as the “Internet Notice”) to most of our stockholders of record, and paper or electronic copies of the proxy materials to our remaining stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Internet Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Internet Notice and on the website referred to in the Internet Notice, including an option to request paper copies on an ongoing basis.

On or about March 28, 2018, we intend to make this Proxy Statement and our 2017 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2017 (which we refer to as our “2017 Annual Report”), available on the Internet and to commence mailing of the Internet Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this Proxy Statement and 2017 Annual Report, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Wednesday, May 9, 2018

This Proxy Statement and our 2017 Annual Report are available on the Internet, free of charge, at www.proxyvote.com. On this website, you will be able to access this Proxy Statement, our 2017 Annual Report, and any amendments or supplements to these materials that are required to be furnished to stockholders. We encourage you to access and review all of the important information contained in the proxy materials before voting.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Wednesday, May 9, 2018, at 1:00 p.m. local time, at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237.

What are the purposes of the Annual Meeting?

The purposes of the Annual Meeting are to vote on the following items described in this Proxy Statement:

Proposal No. 1	Election of Directors
Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal No. 3	Advisory Vote on Executive Compensation
Proposal No. 4	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?

We currently are not aware of any business that will be presented at the Annual Meeting other than as described in this Proxy Statement. If, however, any other matter is properly brought at the Annual Meeting, or any continuation, postponement or adjournment thereof, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters in accordance with their best judgment.

Who can attend the Annual Meeting?

All of our stockholders entitled to vote at the Annual Meeting may attend the Annual Meeting. If your shares are held in street name, however, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the record holder of your shares.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of record of shares of our common stock, $0.01 par value, as of the close of business on March 15, 2018, the record date, will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the record date, there were 29,644,097 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote on the record date will constitute a quorum. Your shares will be counted toward the quorum if you submit a proxy or vote at the Annual Meeting. Shares represented by proxies marked “abstain” and “broker non-votes” also are counted in determining whether a quorum is present.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How do I vote my shares?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote in person. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or
•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Savings Time, on May 8, 2018. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or the bank’s or broker’s proxy card and bring it to the Annual Meeting in order to vote.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and your bank or brokerage firm is required to vote your shares in accordance with your instructions.

What are broker non-votes?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares.

A broker is entitled to vote shares held for a beneficial owner on routine matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm in Proposal No. 2 is a routine matter; and accordingly, a broker is entitled to vote shares held for a beneficial owner on that proposal, without instructions from such beneficial owner. On the other hand, absent instructions from a beneficial owner, a broker is not entitled to vote shares held for such beneficial owner on non-routine matters. We believe based on the rules of the New York Stock Exchange (NYSE) that the election of directors in Proposal No. 1, the advisory vote on executive compensation in Proposal No. 3 and the advisory vote on the frequency of future advisory votes on executive compensation in Proposal No. 4 are non-routine matters; and accordingly, brokers do not have authority to vote on such matters absent instructions from beneficial owners. Whether a voting proposal is ultimately determined routine or non-routine is determined by the NYSE. Accordingly, if beneficial owners desire not to have their shares voted by a broker in a certain manner, they should give instructions to their brokers as to how to vote their shares.

Broker non-votes count for purposes of determining whether a quorum is present.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of Dale Francescon, Robert J. Francescon, John P. Box, Keith R. Guericke and James M. Lippman to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified;
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
•	FOR the approval of the advisory vote on our executive compensation; and
•	EVERY YEAR for the frequency of future advisory votes on executive compensation.

If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations.

How many votes are required for the approval of the proposals to be voted upon and how will withheld votes, abstentions and broker non-votes be treated?

Proposal	Votes Required	Effect of Votes Withheld / Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	Plurality of votes cast. This means that the five nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	Votes withheld will have no effect.	Broker non-votes will have no effect.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	We do not expect any broker non-votes on this proposal.

Proposal No. 3: Advisory Vote on Executive Compensation	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.

Proposal No. 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	Plurality of votes cast. The choice of frequency that receives the greatest number of votes is considered the preference of our stockholders.	Abstentions will have no effect.	Broker non-votes will have no effect.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, as described above.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Can I revoke or change my vote after I submit my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your shares are voted by one of the following methods:

•	by submitting a duly executed proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by giving written notice of such revocation to our Secretary; or
•	by voting in person at the Annual Meeting.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Century Communities, Inc.
8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111
Attention: Corporate Secretary

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the Securities and Exchange Commission (SEC) within four business days after the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Size and Structure

Our Bylaws provide that the Board shall consist of one or more members, with the number to be determined from time to time by the Board. The Board has fixed the number of directors at five, and we currently have five directors serving on the Board. Each director holds office for a term of one year or until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.

Current Directors and Board Nominees

The Board currently consists of the following five members:

Dale Francescon	John P. Box	James M. Lippman
Robert J. Francescon	Keith R. Guericke

Based upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board nominated each of our current five directors named above for re-election at the Annual Meeting. The Board and the Nominating and Corporate Governance Committee believe that our current five directors collectively have the experience, qualifications, attributes and skills to effectively oversee the management of Century, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing Century, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of Century and our stockholders, and a dedication to enhancing stockholder value. Three of our five directors are independent within our director independence standards, which satisfy the listing standards for independence of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act).

Each director elected at the Annual Meeting will serve a one-year term until Century’s next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Unless otherwise instructed, the proxy-holders will vote the proxies received by them for the five nominees. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information about Director Nominees

Set forth below are the names, ages and positions of our current directors and director nominees as of March 15, 2018 and biographical information for each nominee. Also below is a summary of the specific qualifications, attributes, skills and experiences that led the Board to conclude that each nominee should serve on the Board at this time. There are no family relationships among any of our directors or executive officers, except for Dale Francescon and Robert J. Francescon, who are brothers.

Name	Age	Position with the Company
Dale Francescon	65	Chairman of the Board and Co-Chief Executive Officer
Robert J. Francescon	60	Co-Chief Executive Officer, President and Director
John P. Box(1)(2)(3)	71	Independent Director
Keith R. Guericke(1)(2)(3)	69	Independent Director
James M. Lippman(1)(2)(3)	60	Independent Director
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Dale Francescon. Mr. Dale Francescon has served as our Co-Chief Executive Officer since August 2002 and as the Chairman of our Board of Directors since April 2013. Mr. Dale Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Dale Francescon has successfully managed the Company, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Mr. Dale Francescon is actively involved in various civic and professional organizations. Mr. Dale Francescon is licensed in the state of Colorado as a real estate broker (inactive) and in the state of California as an attorney (inactive) and a certified public accountant (inactive). Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law. Mr. Dale Francescon, as a co-founder of Century, is qualified to serve as a director due to his familiarity with our history and day-to-day operations, his expertise in the homebuilding industry, and his more than 25 years of experience operating real estate companies. In addition, as a result of his dual role as Chairman and Co-Chief Executive Officer, Mr. Dale Francescon provides unique insight into our future strategies, opportunities and challenges and serves as a unifying element between the Board and our management.

Robert J. Francescon. Mr. Robert Francescon has served as our Co-Chief Executive Officer since August 2002, as President since April 2013 and as a member of our Board of Directors since April 2013. Mr. Robert Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Robert Francescon has successfully managed the Company, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Mr. Robert Francescon also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation. Mr. Robert Francescon is actively involved in various civic and professional organizations. Mr. Robert Francescon received his B.S. in Business Administration from the University of Southern California. Mr. Robert Francescon, as a co-founder of Century, is qualified to serve as a director due to his familiarity with our history and day-to-day operations, his management experience in various business enterprises, and his more than 25 years of experience as a senior executive within the homebuilding industry. In addition, as a result of his dual role as director and Co-Chief Executive Officer, Mr. Robert Francescon provides unique insight into our future strategies, opportunities and challenges and serves as a unifying element between the Board and our management.

John P. Box. Mr. Box is a director and has served on the Board of Directors since May 2014. Mr. Box is a commercial real estate practitioner who has served as regional chairman of Newmark Grubb Knight Frank since 2013. Prior to his current role, from 1988 through 2012, Mr. Box was President and Chief Executive Officer of the Frederick Ross Company, the largest locally owned commercial real estate service business in Colorado. Under his watch, the Frederick Ross Company diversified into several independent operating divisions and was active in commercial brokerage, consulting and property management, as well as apartment building and multi-family land sales. Mr. Box was recognized as honorary dean for 2002 by the University of Denver Franklin L. Burns School of Real Estate and Construction Management, and in 2001, he was awarded the 2000 NAIOP President’s Award for contributions to the real estate community. Earlier in his career, Mr. Box was recognized four times by the Denver Board of REALTORS® as the recipient of the top commercial sales award for achieving the highest personal sales volume in the Denver area. Mr. Box also serves on the board of trustees for Regis University, on the board of directors for the National Crime Prevention Council, and is former board chair of ONCOR International, a worldwide affiliation of real estate companies. Mr. Box is qualified to serve as a director because of his extensive leadership within the real estate industry, his relationships with many executives at real estate companies throughout the United States, and his proven ability to successfully grow and diversify a real estate business.

Keith R. Guericke. Mr. Guericke is a director and has served on the Board of Directors since May 2013. Mr. Guericke has served as a director of the board of Essex Property Trust, Inc. (Essex) since June 1994. In 2002, Mr. Guericke was elected to the position of vice chairman of the board of Essex, a position he still holds. He held the position of President and Chief Executive Officer of Essex from 1988 through 2010. Effective January 2011, Mr. Guericke retired from his position as an executive officer. Mr. Guericke joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared Essex for its initial public offering in 1994, and since then has overseen the significant growth of the Essex multifamily portfolio in supply-constrained markets along the West Coast. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a certified public accounting firm noted for its real estate expertise. Mr. Guericke is a member of NAREIT, the National Multi-Housing Council, and several local apartment industry groups. Mr. Guericke received his B.S. in Accounting from Southern Oregon College in 1971. Mr. Guericke is qualified to serve as a director because of his extensive leadership experience at a publicly traded company, his expansive knowledge of the real estate industry, his strong relationships with many executives at real estate companies throughout the United States and his expertise in accounting and finance.

James M. Lippman. Mr. Lippman is a director and has served on the Board of Directors since May 2013. Mr. Lippman founded JRK Property Holdings (JRK) in 1991 and currently serves as its Chairman and Chief Executive Officer. From an initial purchase of five multifamily properties, JRK has grown to a national leader in the commercial real estate sector. In 2011, JRK was featured as the 25th largest Multifamily Owner and Manager in the U.S. by the National Multi Housing Council and ranked 27th in the nation by Multifamily Executive Magazine. Mr. Lippman is actively involved with Cedar-Sinai Medical Center, where he serves on its board of directors, chairs its audit committee, and is a member of its executive committee, resource development committee, and executive compensation committee. In addition, Mr. Lippman currently serves on the board of trustees of Union College. Mr. Lippman also worked on Wall Street for many years where he traded equities, options and commodities for proprietary investment accounts. Mr. Lippman earned a B.A. in Economics and Political Science from Union College. Mr. Lippman is qualified to serve as a director because of his extensive leadership experience within the real estate industry, his financial management expertise, and his extensive contacts with senior real estate executives throughout the United States.

Board Recommendation

The Board unanimously recommends that our stockholders vote “FOR” the election of Dale Francescon, Robert J. Francescon, John P. Box, Keith R. Guericke and James M. Lippman to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities of, and independence standards applicable to, our directors and Board committee structures and responsibilities. Among the topics addressed in our Corporate Governance Guidelines are:

•	Role of directors
•	Selection of the Chairman of the Board
•	Selection of new directors
•	Director qualifications
•	Care and avoidance of conflicts
•	Confidentiality
•	Other directorships
•	Director independence
•	Directors who change their present job responsibility
•	Retirement policy
•	Director tenure
•	Board compensation
•	Separate sessions of independent directors
•	Board and Board committee self-evaluations
•	Strategic direction of the Company
•	Board access to management
•	Board materials
•	Board interaction with institutional investors, analysts, press and customers
•	Board orientation and continuing education
•	Director attendance of annual meetings of stockholders
•	Frequency of meetings
•	Selection of agenda items for Board meetings
•	Number and names of Board committees
•	Independence of Board committees
•	Assignment and rotation of committee members
•	Evaluation of executive officers
•	Succession planning

Our Corporate Governance Guidelines are available on the “Investors—Corporate Governance—Governance Documents” section of our website located at www.centurycommunities.com. In addition, a printed copy of our Corporate Governance Guidelines is available free of charge to any stockholder who requests a copy by sending a written request to: Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. From time to time, the Board, upon recommendation of the Nominating and Corporate Governance Committee, reviews and updates the Corporate Governance Guidelines as it deems necessary and appropriate.

Board Size and Composition; Director Nomination Process

The Board currently consists of five directors, each of whom was elected at our 2017 Annual Meeting of Stockholders held on May 10, 2017. The Board has nominated each of these five current directors for re-election at the Annual Meeting. If elected, these directors will hold office until the 2019 Annual Meeting of Stockholders and until his successor is duly elected and qualified, subject to his earlier death, resignation, disqualification or removal.

Pursuant to our Bylaws, the total number of directors constituting the Board is determined from time to time by action of the Board. All directors will be elected, appointed and removed by all common stockholders voting as a single class. Each of the members of the Board will be elected at an annual meeting of the stockholders and will hold office until the next annual meeting of the stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and not by stockholders, and the directors so chosen will hold office until the next annual or special meeting of stockholders called for that purpose and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal.

The Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. New directors are approved by the Board after recommendation by the Nominating and Corporate Governance Committee. In identifying candidates for director, the Nominating and Corporate Governance Committee and the Board take into account the following: (i) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board, or additional qualifications that may be required when selecting new Board members; (ii) the requisite expertise and sufficiently diverse backgrounds of the Board’s overall membership composition; (iii) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board; and (iv) any other factors they consider appropriate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies. Although diversity may be a consideration in the selection of directors, the Company and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating and Corporate Governance Committee will consider director candidates recommended to it by our stockholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and the demonstrated ability to attend and prepare for Board, committee and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all stockholders and not those of a special interest group. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders using the same criteria it uses to evaluate candidates recommended by others as described above. A stockholder that desires to nominate a person for election to the Board at a meeting of stockholders must follow the specified advance notice requirements contained in, and provide the specific information required by, our Bylaws, as described under “Shareholder Proposals and Director Nominations for 2019 Annual Meeting” later in this Proxy Statement. During the fourth quarter of 2017, we made no material changes to the procedures by which stockholders may recommend nominees to the Board as described in last year’s proxy statement.

Director Independence

Under the listing standards and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy heightened independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must satisfy heightened independence criteria set forth in the NYSE rules. Under the NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has undertaken a review of its composition, the composition of its Board committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his background, employment and affiliations, including family relationships with us, our senior management and our independent registered public accounting firm, the Board has determined that all but two of our directors, Dale Francescon and Robert J. Francescon, are independent directors under the standards established by the SEC and the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has with Century and all other facts and circumstances the Board deemed relevant in determining their independence.

Executive Sessions

Our non-management independent directors have the opportunity to meet in executive sessions without management to consider such matters as they deem appropriate, such as reviewing the performance of management. Executive sessions of our independent directors are typically held in conjunction with regularly scheduled Board meetings.

Our independent directors have appointed an independent director (referred to as the “presiding independent director”) to preside over the executive sessions of the independent directors. The main duties of the presiding independent director are to (i) preside at regularly scheduled executive sessions or other meetings of the independent directors; (ii) serve as liaison between the Chairman of the Board and the Co-Chief Executive Officers, on the one hand, and the independent directors, on the other hand, by means of consulting with the

Chairman of the Board and the Co-Chief Executive Officers as to agenda items for Board and committee meetings and advising them of the outcome of such meetings, as necessary; and (iii) coordinate with Board committee chairs in the development and recommendations of Board and Board committee meeting agendas.

Keith R. Guericke served as presiding independent director for 2017 and was recently appointed again by our independent directors as the presiding independent director for 2018.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officers and that the Board is free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time. Dale Francescon serves as Chairman of the Board and Co-Chief Executive Officer, and Robert J. Francescon serves as Co-Chief Executive Officer and President. However, the Board endorses the concept of an independent, non-employee director being in a position of leadership and, thus, as mentioned above, Keith R. Guericke serves as our presiding independent director.

The Board has determined that this current leadership structure is appropriate and in the best interests of the Company and its stockholders at this time for several reasons, including: (i) Both Dale Francescon’s and Robert J. Francescon’s extensive knowledge of our Company, business and industry, obtained through their 15 years of service to our Company and over 25 years of experience in the homebuilding industry, which benefit Board leadership and the Board’s decision-making process through their active roles as Co-Chief Executive Officers, and in the case of Dale Francescon, Chairman of the Board; (ii) unification of Board leadership and strategic direction as implemented by our management; and (iii) appropriate balance of risks relating to concentration of authority through the oversight of our independent and engaged presiding independent director and Board.

Committees of the Board of Directors

We currently have three standing committees of the Board: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charters of all three of our standing Board committees are available in the “Investors—Corporate Governance—Governance Documents” section of our website located at www.centurycommunities.com. The Board may establish other Board committees as it deems necessary or appropriate from time to time.

Audit Committee

The Audit Committee is comprised of our three independent directors, John P. Box, Keith R. Guericke and James M. Lippman, each of whom the Board has determined is “financially literate” under the rules of the NYSE and satisfies the heightened independence criteria for audit committee members set forth in Rule 10A-3 under the Exchange Act. Mr. Guericke serves as Chair of the Audit Committee. Mr. Guericke has been designated by the Board as our “audit committee financial expert,” as that term is defined in the rules of the SEC.

The Audit Committee, pursuant to its written charter, among other matters, oversees (i) our financial reporting, auditing and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors and (vi) our overall risk exposure and management.

Duties of the Audit Committee also include:

•	annually review and assess the adequacy of the Audit Committee charter and the performance of the Audit Committee;
•	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;
•	review with the independent auditors the plans and results of the audit engagement;
•	evaluate the qualifications, performance and independence of our independent auditors;
•	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	review the adequacy of our internal accounting controls; and
•	meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions.

The Audit Committee charter authorizes the Audit Committee to retain independent legal, accounting and other advisors as it deems necessary to carry out its responsibilities. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee, including compliance with its charter.

Compensation Committee

The Compensation Committee is comprised of our three independent directors, John P. Box, Keith R. Guericke and James M. Lippman, each of whom the Board has determined satisfies the heightened independence criteria for compensation committee members under the NYSE rules. In addition, each of the Compensation Committee members is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and a an “outside director” under Code Section 162(m). Mr. Lippman serves as Chair of the Compensation Committee.

The Compensation Committee, pursuant to its written charter, among other matters:

•	assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;
•	administers, reviews and makes recommendations to the Board regarding our compensation plans, including the Century Communities, Inc. 2017 Omnibus Incentive Plan;
•	annually reviews and approves our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by the Board;
•	provides oversight of management’s decisions regarding the performance, evaluation and compensation of other officers; and
•	reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers’ compensation.

The Compensation Committee charter authorizes the Compensation Committee to retain a compensation consultant, independent legal counsel and other advisors as it deems necessary or appropriate to carry out its responsibilities. During 2017, the Compensation Committee retained Compensation & Benefit Solutions, LLC (CBS) as the Compensation Committee’s external compensation consultant, and in October 2017, retained Frederic W. Cook & Co., Inc. (FW Cook) as its external compensation consultant, to provide certain services related to executive and non-employee director compensation. The Compensation Committee effected this change in consultants because it believed it is important to obtain fresh ideas and perspectives on our compensation programs.

The Compensation Committee considers analysis and advice from these consultants when making compensation decisions and when making decisions on plan design. Specifically, the Compensation Committee relies on them for, among other things:

•	reviewing total compensation strategy and pay levels for our executives;
•	examining our executive compensation program to ensure that it supports our business strategy;
•	performing competitive analyses of non-employee director compensation; and
•	providing advice with respect to our equity-based compensation plans, including during 2017, the new Century Communities, Inc. 2017 Omnibus Incentive Plan.

The Compensation Committee may request information or advice directly from its consultant and may direct our management to provide or solicit information from them. The consultant regularly interacts with our management and from time to time attends Compensation Committee meetings.

During 2017, neither CBS nor FW Cook provided any services to the Company unrelated to executive or director compensation. After considering the relevant factors, the Compensation Committee determined that no conflicts of interest have been raised in connection with the services CBS or FW Cook performed for the Compensation Committee in 2017.

The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee, including compliance with its charter.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of our three independent directors, John P. Box, Keith R. Guericke and James M. Lippman. Mr. Box serves as Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee, pursuant to its written charter, among other matters:

•	identifies individuals qualified to become members of the Board, and ensures that the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;
•	develops and recommends to the Board for its approval, qualifications for director candidates, and periodically reviews these qualifications with the Board;
•	reviews the committee structure of the Board and recommends directors to serve as members or chairs of each Board committee;
•	reviews and recommends Board committee slates annually and recommends additional Board committee members to fill vacancies as needed;
•	develops and recommends to the Board a set of corporate governance guidelines and, at least annually, reviews such guidelines and recommends changes to the Board for approval as necessary; and
•	oversees the annual self-evaluations of the Board, each Board committee and management.

The Nominating and Corporate Governance Committee charter authorizes the Nominating and Corporate Governance Committee to retain a search firm or other consultants to assist in the identification and evaluation of director candidates, including the sole authority to approve the search firm’s or other consultants’ fees and other retention terms. The Nominating and Corporate Governance Committee also has authority to obtain advice and assistance from any outside legal expert or other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Nominating and Corporate Governance Committee reviews and evaluates, at least annually, the performance of the Nominating and Corporate Governance Committee, including compliance with its charter.

Board and Board Committee Meetings; Director Attendance

The Board held eight meetings during 2017. The Audit Committee held eight meetings, the Compensation Committee held six meetings, and the Nominating and Corporate Governance Committee held two meetings during 2017. All directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member during 2017.

We expect all of our directors to attend our annual meeting of stockholders and we customarily schedule a regular Board meeting on the same day as our annual meeting. All directors serving at the time of our 2017 Annual Meeting of Stockholders held on May 10, 2017 were in attendance.

Role of Board of Directors in Risk Oversight

Risk is inherent with every business. We face a number of risks, including financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic, regulatory, compliance, legal, competitive, and reputational risks. Our management is responsible for the day-to-day management of risks faced by us, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to us. Our Co-Chief Executive Officers are members of the Board and regularly attend Board meetings and discuss with the Board the strategies and risks facing our Company.

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees (the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee), each of which addresses risks specific to its respective areas of oversight. In particular, the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee provides risk oversight with respect to corporate governance matters.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our officers, directors and any employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•	full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to our Code of Business Conduct and Ethics.

Any waiver of our Code of Business Conduct and Ethics for our executive officers, directors or any employees may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law and NYSE rules.

Our Code of Business Conduct and Ethics is available in the “Investors—Corporate Governance—Governance Documents” section of our website located at www.centurycommunities.com. In addition, printed copies of our Code of Business Conduct and Ethics are available upon written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary.

Communications with the Board of Directors; Complaint Procedures

Any stockholder or other interested party may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending written communication to:

Century Communities, Inc.
8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111
Attention: Corporate Secretary

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

We maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free confidential ethics hotline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Business Conduct and Ethics, which is described above and may be accessed on our website as noted above.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee appoints our independent registered public accounting firm, or independent auditor. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent auditor and determines whether to re-engage the current auditor. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the independent auditor, including the performance, technical expertise, and industry knowledge of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the audit firm; the auditor’s national capabilities relative to our business; the auditor’s knowledge of our operations; and the auditor’s fees. Upon consideration of these and other factors, the Audit Committee has appointed Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Stockholder ratification of the selection of E&Y as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified by our stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Century and our stockholders.

A representative of E&Y is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit, Audit-Related, Tax and Other Fees

The fees billed for professional services provided by E&Y in 2017 and 2016 were:

Type of Fees	2017	2016
Audit Fees	$1,684,790	$1,242,765
Audit-Related Fees	0	0
Tax Fees	0	77,850
All Other Fees	2,130	2,130
Total Fees	$1,686,920	$1,322,745

In the above table, in accordance with the definitions of the SEC, “Audit Fees” consisted of fees for the audit of our consolidated financial statements included in our 2017 Annual Report, reviews of the unaudited financial statements included in our Quarterly Reports on Form 10-Q, and consultation concerning financial accounting and reporting standards, as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with documents filed with the SEC. Audit Fees also included fees for the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. For 2017, Audit Fees also included fees associated with our senior note and equity offerings and our merger with UCP.

“Audit-Related Fees” consisted of fees for assurance and related services, including fees for services performed related to due diligence on acquisitions.

“Tax Fees” consisted of fees billed for permissible tax consulting, planning and compliance services.

“All Other Fees” consisted of subscription fees for Internet-based professional literature.

Pre-Approval Policies and Procedures

The Audit Committee has responsibility for selecting, appointing, evaluating, compensating, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established policies and procedures in its charter regarding pre-approval of any audit and non-audit service provided to Century by our independent registered public accounting firm and the fees and terms thereof. Briefly, any audit and non-audit service provided to us by our independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee.

The Audit Committee considered the compatibility of the provision of other services provided by E&Y with the maintenance of its independence. The Audit Committee approved all audit and non-audit services provided by E&Y in 2017 and 2016.

Audit Committee Report

The Audit Committee issued the following report for inclusion in this Proxy Statement and our 2017 Annual Report:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2017 with management of Century Communities, Inc. and with Century Communities, Inc.’s independent registered public accounting firm, Ernst & Young LLP.
2.	The Audit Committee has discussed with Ernst & Young LLP those matters required by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301 (Communications with Audit Committees).
3.	The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with Ernst & Young LLP its independence from Century Communities, Inc. and its management.
4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2017 be included in the Annual Report on Form 10-K for that year for filing with the SEC.
AUDIT COMMITTEE Keith R. Guericke, Chair John P. Box James M. Lippman

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Board is providing our stockholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act (Dodd-Frank Act), and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Executive Compensation” section of this Proxy Statement beginning on page 25, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes. This is our first say-on-pay vote. We were previously exempt from the say-on-pay requirements as a result of our prior status as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (JOBS Act).

Proposed Resolution and Reasons Why You Should Vote in Favor of our Say-on-Pay Vote

Our executive compensation program is generally designed to attract, retain, motivate and reward highly qualified and talented executive officers that will enable us to drive long-term stockholder value. The underlying core principles of our executive compensation program include (i) aligning the interests of our executives with those of our stockholders and linking pay to performance by providing compensation opportunities that are tied directly to the achievement of financial performance goals and long-term stock price performance; and (ii) targeting fixed compensation between the market 25th percentile and market median and target performance-based award levels between the 25th percentile and the market median and maximum award levels at or above the market 75th percentile thereby emphasizing performance-based compensation elements, with superior performance resulting in above-market pay, and underwhelming performance resulting in below-market pay. We believe this balance allows us to attract and retain the necessary executive talent while motivating and rewarding the accomplishment of annual and long-term financial performance goals and maintaining an appropriate cost structure.

Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our stockholders.

What We Do		What We Don’t Do
✔	Structure our executive officer compensation so that a significant portion of pay is at risk	✗	No excessive perquisites
✔	Emphasize long-term performance in our equity-based incentive awards	✗	No repricing of stock options unless approved by stockholders
✔	Use a mix of performance measures and caps on payouts	✗	No discretionary bonuses
✔	Require minimum vesting periods on equity awards	✗	No tax gross-ups
✔	Require double-trigger for equity acceleration upon a change of control	✗	No excise tax gross-ups
✔	Maintain a competitive compensation package	✗	No pledging of Century securities
✔	Have robust stock ownership guidelines and stock retention requirements for executive officers	✗	No short sales or derivative transactions in Century stock, including hedges
✔	Provide for clawback provisions	✗	No current payment of dividends on unvested awards

We encourage our stockholders to read the “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 25, which describes in detail our executive compensation program and the executive compensation decisions made by the Compensation Committee in 2017, as well as the accompanying executive compensation tables and narratives that provide detailed information on the compensation of our named executive officers.

We believe that our executive compensation program is competitive, focused on pay for performance and strongly aligned with the long-term interests of our stockholders. The Compensation Committee believes that executive compensation for 2017 was reasonable, appropriate and justified by the performance of the Company and the result of a carefully considered approach. Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this Proxy Statement.

Stockholders are not voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. The Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” approval, on an advisory basis, of our executive compensation, or say-on-pay vote.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background

The Board is providing our stockholders with an advisory vote on the frequency of future advisory votes on executive compensation, or say-on-pay votes, such as that provided for in Proposal No. 3—Advisory Vote on Executive Compensation. This non-binding advisory vote is required to be conducted every six years under Section 14A of the Exchange Act pursuant to the Dodd-Frank Act. This is our first frequency of say-on-pay vote. We were previously exempt from the say-on-pay requirements as a result of our prior status as an “emerging growth company” under the JOBS Act. The next required advisory vote on the frequency of future stockholder advisory votes on executive compensation will occur no later than the 2024 Annual Meeting of Stockholders.

Stockholders may indicate whether they prefer that we hold a say-on-pay vote every year, every two years, every three years, or they may abstain from this vote.

Reasons For an Annual Say-on-Pay Vote Recommendation

After careful consideration, the Board, on the recommendation of the Compensation Committee, has determined that holding a say-on-pay vote every year is the best approach for Century and our stockholders at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation program is designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions are made annually and that an annual say-on-pay vote would:

•	align with our annual review of core elements of our executive compensation program;
•	allow stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement each year; and
•	be consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, stockholders may indicate their preference regarding the frequency of future say-on-pay votes by selecting every year, every two years or every three years. Stockholders that do not have a preference regarding the frequency of future say-on-pay votes may abstain from voting on the proposal.

The option of every year, every two years or every three years that receives the highest number of votes cast by our stockholders will reflect the frequency for future say-on-pay votes that has been selected by our stockholders. As this is an advisory vote, the outcome of the vote is not binding on us, and the Compensation Committee and the Board may decide that it is in the best interests of Century and our stockholders to hold a say-on-pay vote more or less frequently than the preference receiving the highest number of votes of our stockholders. However, the Compensation Committee and the Board value the opinions expressed by our stockholders in their vote on this proposal, and expect to take into account the outcome of this vote when considering the frequency of future advisory votes on executive compensation.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote for a frequency of EVERY YEAR, on an advisory basis, for future advisory votes on executive compensation, or say-on-pay votes.

STOCK OWNERSHIP

Significant Beneficial Owners

The table below sets forth information known to us as of March 15, 2018 as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

Class of Securities	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Common Stock	BlackRock, Inc.(2)
	55 East 52nd St.
	New York, NY 10055	2,276,323	7.7%

Common Stock	Dale Francescon(3)
	8390 East Crescent Parkway, Suite 650
	Greenwood Village, CO 80111	2,052,667	6.9%

Common Stock	Robert J. Francescon(4)
	8390 East Crescent Parkway, Suite 650
	Greenwood Village, CO 80111	1,922,904	6.5%

Common Stock	Oaktree Value Equity Holdings, L.P., et al.(5)
	333 S. Grand Avenue, 28th Floor
	Los Angeles, CA 90071	1,819,003	6.1%

Common Stock	Dimensional Fund Advisors LP(6)
	Building One
	6300 Bee Cave Road
	Austin, TX 78746	1,546,024	5.2%
(1)	Percent of class is based on 29,644,097 shares of our common stock outstanding as of our record date, March 15, 2018.
(2)	Based solely on information contained in a Schedule 13G of BlackRock, Inc., a parent holding company, filed with the SEC on February 2, 2018, reflecting beneficial ownership as of December 31, 2017, with sole investment discretion with respect to 2,276,323 shares and sole voting authority with respect 2,234,692 shares. BlackRock, Inc. does not have shared voting or dispositive power over any of the shares.
(3)	Based in part on information contained in a Schedule 13G/A filed by Dale Francescon with the SEC on February 14, 2018, reflecting beneficial ownership as of December 31, 2017. Includes 467,875 shares of our common stock directly owned by Dale Francescon and 1,579,762 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DF Century, LLC, an entity controlled by him. Also includes 5,030 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 15, 2018.
(4)	Based in part on information contained in a Schedule 13G/A filed by Robert J. Francescon with the SEC on February 14, 2018, reflecting beneficial ownership as of December 31, 2017. Includes 392,874 shares of our common stock directly owned by Robert J. Francescon and 1,525,000 shares of our common stock beneficially owned through Robert J. Francescon’s ownership interest in RJF Century, LLC, an entity controlled by him. Also includes 5,030 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 15, 2018.
(5)	Based solely on information contained in a Schedule 13G/A that was jointly filed with the SEC on February 9, 2018 by Oaktree Value Equity Holdings, L.P., Oaktree Value Equity Fund GP, L.P., Oaktree Value Equity Fund GP Ltd., Oaktree Value Equity Fund-SP, L.P., Oaktree Value Equity Fund-SP GP, L.P., Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Group, LLC, and Oaktree Capital Group Holdings GP, LLC (collectively, the Oaktree Entities) reflecting beneficial ownership as of December 31, 2017. Aggregate beneficial ownership reported by the Oaktree Entities is based on the direct ownership of 1,819,003 shares by Oaktree Value Equity Holdings, L.P. Oaktree Value Equity Holdings, L.P. beneficially owns more than 5% of the outstanding shares of our common stock.
(6)	Based solely on information contained in a Schedule 13G of Dimensional Fund Advisors LP, an investment adviser, filed with the SEC on February 9, 2018, reflecting beneficial ownership as of December 31, 2017, with sole investment discretion with respect to 1,546,024 shares and sole voting authority with respect 1,477,074 shares. Dimensional Fund Partners LP does not have shared voting or dispositive power over any of the shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the Funds). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, Dimensional) may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

Security Ownership by Management

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of March 15, 2018 by:

•	each of our directors;
•	each of the individuals named in the “Summary Compensation Table” under “Executive Compensation” beginning on page 25; and
•	all of our directors and executive officers as a group.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and subject to community property laws, where applicable. The number of shares beneficially owned represents the number of shares the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the vesting of restricted stock units or the exercise of any option, warrant or right; (ii) the conversion of a security; (iii) the power to revoke a trust, discretionary account or similar arrangement; or (iv) the automatic termination of a trust, discretionary account or similar arrangement. The address for all beneficial owners in the table below is 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111.

Class of Securities	Name of Beneficial Owner	Title / Position	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
Common Stock	Dale Francescon(3)	Chairman of the Board and Co-Chief Executive Officer	2,052,667	6.9%
Common Stock	Robert J. Francescon(4)	Co-Chief Executive Officer, President and Director	1,922,904	6.5%
Common Stock	John P. Box	Director	27,750	*
Common Stock	Keith R. Guericke	Director	14,833	*
Common Stock	James M. Lippman	Director	16,250	*
Common Stock	David L. Messenger	Chief Financial Officer and Secretary	94,379	*
Common Stock	All directors and executive officers as a group (6 persons)		4,128,783	13.9%
*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Includes for the persons listed below the following shares of common stock subject to unvested restricted stock awards which will vest within 60 days of March 15, 2018 or shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 15, 2018:
Name	Number of Shares of Restricted Stock	Number of Restricted Stock Units
Dale Francescon	—	5,030
Robert J. Francescon	—	5,030
John P. Box	1,717	3,188
Keith R. Guericke	1,717	3,188
James M. Lippman	1,717	3,188
David L. Messenger	—	1,874
(2)	Percent of class is based on 29,644,097 shares of our common stock outstanding as of our record date, March 15, 2018.
(3)	Based in part on information contained in a Schedule 13G/A filed by Dale Francescon with the SEC on February 14, 2018, reflecting beneficial ownership as of December 31, 2017. Includes 467,875 shares of our common stock directly owned by Dale Francescon and 1,579,762 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DF Century, LLC, an entity controlled by him. See also note (1) above.
(4)	Based in part on information contained in a Schedule 13G/A filed by Robert J. Francescon with the SEC on February 14, 2018, reflecting beneficial ownership as of December 31, 2017. Includes 392,874 shares of our common stock directly owned by Robert J. Francescon and 1,525,000 shares of our common stock beneficially owned through Robert J. Francescon’s ownership interest in RJF Century, LLC, an entity controlled by him. See also note (1) above.

Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our directors and named executive officers with those of our stockholders. The stock ownership guidelines for our non-employee directors and named executive officers are as follows:

Position	Guideline
Non-Employee Director	3x annual cash retainer
Co-Chief Executive Officers	6x annual base salary
Other Named Executive Officers	3x annual base salary

Each director and named executive officer has five years from the date of appointment or hire or, if the ownership multiple has increased during his tenure, five years from the date established in connection with such increase to reach his stock ownership targets. Until the applicable stock ownership target is achieved, each director and Co-Chief Executive Officer subject to the guidelines is required to retain an amount equal to 100% of the net shares received as a result of the vesting of restricted stock awards or restricted stock unit awards and other named executive officers are required to retain an amount equal to 60% of the net shares received as a result of the vesting of restricted stock awards or restricted stock unit awards. All of our directors and named executive officers are in compliance with our stock ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on the information furnished by the reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than 10% stockholders were complied with on a timely basis during the year ended December 31, 2017, except that each of Dale Francescon, Robert J. Francescon and David L. Messenger filed one late report on Form 4 reporting the receipt of a restricted stock unit award.

EXECUTIVE OFFICERS

We have three executive officers: Dale Francescon, Robert J. Francescon and David L. Messenger. Below is information regarding our executive officers as of March 15, 2018. There are no family relationships among any of our executive officers or directors, except for Dale Francescon and Robert J. Francescon, who are brothers.

Name	Age	Position with Century
Dale Francescon	65	Chairman of the Board and Co-Chief Executive Officer
Robert J. Francescon	60	Co-Chief Executive Officer, President and Director
David L Messenger	47	Chief Financial Officer and Secretary

Dale Francescon. Mr. Dale Francescon has served as our Co-Chief Executive Officer since August 2002 and as the Chairman of our Board of Directors since April 2013. Mr. Dale Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Dale Francescon has successfully managed the Company, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Mr. Dale Francescon is actively involved in various civic and professional organizations. Mr. Dale Francescon is licensed in the state of Colorado as a real estate broker (inactive) and in the state of California as an attorney (inactive) and a certified public accountant (inactive). Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law.

Robert J. Francescon. Mr. Robert Francescon has served as our Co-Chief Executive Officer since August 2002, as President since April 2013 and as a member of our Board of Directors since April 2013. Mr. Robert Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Robert Francescon has successfully managed the Company, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Mr. Robert Francescon also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation. Mr. Robert Francescon is actively involved in various civic and professional organizations. Mr. Robert Francescon received his B.S. in Business Administration from the University of Southern California.

David L. Messenger. Mr. Messenger has served as our Chief Financial Officer since June 2013. Mr. Messenger has extensive experience in finance and accounting for real estate companies. His direct responsibilities are overseeing all accounting, finance, capital markets, risk management and financial planning and analysis. Prior to his tenure at Century, Mr. Messenger was at UDR, Inc., a publicly traded multifamily real estate investment trust, from August 2002 to May 2012, most recently as Chief Financial Officer. From June 2012 to February 2013, Mr. Messenger served as an independent consultant for UDR, Inc. Mr. Messenger is licensed in the State of Virginia as a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants. Mr. Messenger received a B.B.A. and M.A. in Accounting from the University of Iowa.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) addresses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and material factors relevant to these policies and decisions. This CD&A should be read together with the related tables and disclosures that follow.

Our named executive officers for the year ended December 31, 2017 were:

Named Executive Officer	Title
Dale Francescon	Chairman of the Board and Co-Chief Executive Officer
Robert J. Francescon	Co-Chief Executive Officer and President
David L. Messenger	Chief Financial Officer and Secretary

We sometimes collectively refer to these three individuals are our named executive officers or “NEOs.” In addition, we sometimes collectively refer to our Co-Chief Executive Officers as our “Co-CEOs” and individually as our “Co-CEO” and sometimes refer to our Chief Financial Officer as our “CFO.”

Executive Summary

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. We have adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses and making future grants of equity awards to our executive officers. The Compensation Committee has designed a compensation program that is intended to reward factors that create favorable stockholder returns, stock appreciation, Century’s competitive position within the homebuilding industry and each executive officer’s long-term career contributions to Century. The compensation components designed to further these goals take the form of base salary, short-term annual cash incentive compensation, as well as long-term equity incentives measured by Company and/or individual performance targets as established by the Compensation Committee.

Fiscal 2017 Business Highlights

Below are operational and financial highlights for 2017. Some of these highlights include non-GAAP financial measures, the calculation of which are described below under “—Named Executive Officer Compensation.”

•	Completed UCP Acquisition. We expanded our geographical footprint as a result of our acquisition of UCP, Inc. (UCP) in August 2017. With the addition of UCP, Century’s reach now includes the states of California, Washington, Nevada, Utah, Colorado, Texas, Tennessee, Georgia, North Carolina and South Carolina.
•	Completed Sundquist Homes Acquisition. We completed the acquisition of Sundquist Homes in October 2017, strengthening our presence and enhancing operating efficiencies in the Seattle, Washington market.
•	Achieved Over $1.0 Billion in Revenue. We exceeded targeted revenue by over 30%; targeted revenue was $1,088 million while actual revenue achieved was $1,424 million. This represented an increase of 44% from 2016 revenue of $994.4 million.
•	Exceeded Adjusted EBITDA Target. We exceeded projected non-GAAP adjusted EBITDA, as adjusted further to exclude transaction expenses and bonuses, by over 10%; targeted adjusted EBITDA was $110.7 million vs. actual non-GAAP adjusted EBITDA of $122.7 million. Actual non-GAAP adjusted EBITDA increased by over 24% over the prior year adjusted EBITDA of $98.6 million.
•	Exceeded Budgeted Number of Closings. We exceeded the budgeted number of closings for 2017. Century’s projections targeted 3,106 closings, while Century achieved 3,640 closings in 2017—exceeding projections by over 17%. Additionally, year-over-year closings increased by 29% from 2,825 closings in 2016.

2017 Compensation Actions and Outcomes

One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executives with those of our stockholders and by emphasizing pay for performance in our compensation programs. Fiscal 2017 compensation actions and incentive plan outcomes based on the performance described above is summarized below:

Pay Element	2017 Actions
Base Salary	•	Co-CEOs received a base salary increase of 6.25%
	•	CFO received a base salary increase of 5.56%
Short-Term Annual Incentive	•	Payouts were 200% of target, which is the maximum payout level, based on fiscal 2017 performance:
— For the Co-CEOs, metrics were revenue, EBITDA, and closings
— For the CFO, metrics were revenue and quantifiable individual goals
Long-Term Incentives	•
Restricted stock unit (RSU) awards were granted in February 2017 based primarily on the achievement, at maximum payout level, of a previously established pre-tax income goal for 2016 – these RSU awards vest on the one-year anniversary of the grant date

•
RSU awards were granted in February 2018 based primarily on the achievement, at maximum with kicker payout level, of a previously established pre-tax income goal for 2016 and 2017 – these RSU awards vest on the one-year anniversary of the grant date

	•	While the Compensation Committee reserved the right to factor in additional performance criteria in determining these RSU awards, no additional adjustments were made to these grants
•
The February 2017 and 2018 RSU awards were part of a plan to transition our LTI program to RSU awards based primarily on the achievement of previously established performance goals over a three-year performance period. Accordingly, in March 2017, the Compensation Committee established LTI award opportunities for our NEOs to be paid in RSU awards potentially to be granted in early 2020 based primarily on the achievement of a previously established pre-tax income goal for the three-year period ending December 31, 2019, subject to the right of the Compensation Committee to factor in additional performance criteria – these RSU awards, if granted, will vest on the one-year anniversary of the grant date

•
In addition to the February 2017 RSU awards, RSU awards were granted in March 2017 to bring the NEOs’ target LTI opportunity closer to our target positioning – these RSU awards vest over three years in equal annual installments

Compensation Highlights and Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our stockholders.

What We Do		What We Don’t Do
✔	Structure our executive officer compensation so that a significant portion of pay is at risk	✗	No excessive perquisites
✔	Emphasize long-term performance in our equity-based incentive awards	✗	No repricing of stock options unless approved by stockholders
✔	Use a mix of performance measures and caps on payouts	✗	No discretionary bonuses
✔	Require minimum vesting periods on equity awards	✗	No tax gross-ups
✔	Require double-trigger for equity acceleration upon a change of control	✗	No excise tax gross-ups
✔	Maintain a competitive compensation package	✗	No pledging of Century securities
✔	Have robust stock ownership guidelines and stock retention requirements for executive officers	✗	No short sales or derivative transactions in Century stock, including hedges
✔	Provide for clawback provisions	✗	No current payment of dividends on unvested awards

Compensation Philosophy

Given the small size of Century’s executive team, each executive has assumed responsibilities beyond what is generally found for similar executives in comparable companies. Many of these additional responsibilities directly impact the growth of Century. Further, Century emphasizes performance-based compensation elements, with superior performance resulting in above-market pay, and underwhelming performance resulting in below-market pay. As such, the Compensation Committee has determined that fixed compensation (i.e., base salary) should be targeted between the market 25th percentile and market median, with performance-based incentive compensation opportunities resulting in total direct compensation that ranges from well below the market median to the top quartile of the market (based on performance). The Compensation Committee has determined that target award levels will align total direct compensation between the market 25th percentile and the market median, and maximum award levels will align total direct compensation at or above the market 75th percentile.

Elements of Our Executive Compensation Program

During 2017, our executive compensation program consisted of the following key elements: base salary, short-term incentive, long-term incentives in the form of restricted stock unit awards, perquisites and retirement benefits. The following table provides some of the key characteristics of and purpose for each element.

Element	Key Characteristics			Purpose
Base Salary (Fixed, Cash)	A fixed amount, paid in cash periodically throughout the year and reviewed annually and, if appropriate, adjusted.			Provide a source of fixed income that is market competitive and reflects scope and responsibility of the position held.
— For the Co-CEOs, base salary increase was 6.25%
— For the CFO, base salary increase was 5.56%
Short-Term Incentive (STI) (Variable, Cash)	A variable, short-term element of compensation that is payable in cash based on achievement of key pre-established annual corporate financial goals, and for our CFO, individual goals.			Motivate and reward our executives for achievement of annual financial and other goals intended to achieve our annual business plan objectives.
— For the Co-CEOs, 2017 metrics were revenue, EBITDA, and closings
— For the CFO, 2017 metrics were revenue and quantifiable individual goals
— 2017 payouts were 200% of target, which is the maximum payout level, based on fiscal 2017 performance:
	Metric	Target	Actual
	Revenue	$1,088 mil.	$1,424 mil.
	Adjusted EBITDA	$110.7 mil.	$122.7 mil.
	Closings	3,106	3,640

Element	Key Characteristics			Purpose
Long-Term Incentives (LTI) (Variable, Restricted Stock Unit Awards)
A variable, long-term element of compensation that is provided in the form of RSU awards which are based primarily on the achievement of previously established performance goals over specified performance periods. The Compensation Committee also may adjust the size of the RSU award and/or grant additional RSU awards based on any other individual and Company performance factors it deems important at the time of grant and/or to bring an NEO’s target LTI opportunity closer to our target positioning.

Align the interests of our executives with our stockholders; encourage focus on long-term company financial performance measures that are deemed strategically and operationally important to our Company; promote retention of our executives; and encourage significant ownership of our common stock.

RSU awards were granted to our NEOs in February and March 2017.
— The RSU awards granted in February 2017 were based primarily on the achievement, at maximum payout level, of a previously established adjusted pre-tax income goal for 2016. These awards vest on the one-year anniversary of the grant date.

	Metric	Target	Actual
	Pre-tax income	$68.0 mil.	$80.8 mil.
— The RSU awards granted in March 2017 were intended to bring the NEOs’ LTI opportunity closer to our target positioning – these awards vest over three years in equal annual installments.
RSU awards were recently granted to our NEOs in February 2018, which were based in part on 2017 performance. These RSU awards were based primarily on the achievement, at maximum with kicker payout level, of a previously established pre-tax income goal for 2016 and 2017. These awards vest on the one-year anniversary of the grant date.

	Metric	Target	Actual
	Pre-tax income	$142.8 mil.	$196.1 mil.
While the Compensation Committee reserved the right to factor in additional performance criteria in determining the February 2017 and 2018 RSU awards, no additional adjustments were made to these grants.

The February 2017 and 2018 RSU awards were part of a plan to transition our LTI program to RSU awards based primarily on the achievement of previously established performance goals over a three-year performance period. Accordingly, in March 2017, the Compensation Committee established LTI award opportunities for our NEOs to be paid in RSU awards potentially to be granted in early 2020 based on the achievement of a previously established pre-tax income goal for the three-year period ending December 31, 2019, subject to the right of the Compensation Committee to factor in additional performance criteria. These grants, if made, will vest on the one-year anniversary of the grant date.

Element	Key Characteristics	Purpose
Perquisites	Includes an automobile and cell phone allowance and term life insurance.	Assist in allowing our executives to more efficiently utilize their time and support them in effectively contributing to our Company success.
Retirement Benefits	Includes a defined contribution retirement plan with a discretionary Company match.	Provide an opportunity for employees to save and prepare financially for retirement.

We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in 2017. The compensation paid to our NEOs is governed, in part, by written employment agreements with them, which are described below under “—Employment and Other Agreements with NEOs.”

Pay-for-Performance and Pay Mix

We seek to motivate management to achieve improved financial performance of our Company through bonus plans that reward higher performance with increased bonuses and hold management accountable for financial performance that falls below targeted levels by paying reduced bonuses. Accordingly, in general, our executive compensation program emphasizes variable, at-risk, pay elements as a significant portion of each NEO’s total compensation package.

The breakdown of variable, at-risk, pay (broken out between annual short-term incentives and long-term incentives) compared to fixed pay (i.e., base salary) reported for 2017 in the Summary Compensation Table for our Co-CEOs and CFO is as follows:

Named Executive Officer Compensation

Base Salary

Purpose: Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career.

Competitive Positioning: In setting base salaries, the Compensation Committee considers many factors, including each executive’s roles and responsibilities, unique skills, future potential with Century, salary levels for similar positions in our market and internal pay equity. While a Co-CEO executive structure is not commonly found in the marketplace, we believe our leadership structure is appropriate in light of our historical growth and expected future development. Further, the absence of other leadership positions within Century’s executive team, such as a Chief Operating Officer, that are otherwise generally found on the leadership teams of other companies, requires our executives to perform multiple roles and take on additional responsibilities that would otherwise not be required of CEOs. As such, when determining compensation amounts for the year, the Compensation Committee takes into account the fact that Century has two Co-CEOs who each perform a broad range of duties which would generally be spread over a number of executive positions as described above.

Our goal is to target between the 25th market percentile and median as our strategic target for base salary. We review each executive’s base salary and performance every year to determine whether base salary should be adjusted. Along with individual performance, we also consider movement of salary in the market, as well as our financial results from the prior year to determine appropriate salary adjustments. Under their employment agreements, the base salaries of our Co-CEOs may not be adjusted downward.

While the Compensation Committee applies general compensation concepts when determining the competitiveness of our executives’ salaries, the Compensation Committee generally considers base salaries as being competitive when they are within approximately 10% of the stated market target.

2017 Review: The Compensation Committee reevaluated NEO compensation relative to the market data in early 2017 and determined to increase the base salaries as follows:

Named Executive Officer	2016 Base Salary ($)	2017 Base Salary ($)	Change (%)
Dale Francescon	800,000	850,000	6.25%
Robert J. Francescon	800,000	850,000	6.25%
David L. Messenger	450,000	475,000	5.56%

Short-Term Incentive—Annual Cash Bonus

Purpose: Our short-term incentive, or annual cash bonus program, is designed to reward the achievement of specific annual financial and operational objectives. Annual cash bonuses are designed to incentivize our NEOs at a variable level of compensation based on Century’s performance, as well as, in the case of our CFO, individual performance.

Competitive Positioning: Our strategy is to target between the market 25th percentile and market median for short-term incentives for performance that meets expected levels and to target total cash compensation (base salary plus target STI) between the market 25th percentile and market median. We have established a range of possible payouts under the plan so that our competitive position could be above or below our stated strategy based on performance outcomes.

Plan Mechanics: Our STI program for 2017 was a component of and was paid under the terms of the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan.

2017 STI Awards: For 2017, the threshold, target and maximum STI opportunities for our NEOs were as follows:

Named Executive Officer	Threshold	Target	Maximum
Dale Francescon	50% of target (75% of base salary)	150% of base salary	200% of target (300% of base salary)

Robert J. Francescon	50% of target (75% of base salary)	150% of base salary	200% of target (300% of base salary)

David L. Messenger	50% of target (50% of base salary)	100% of base salary	200% of target (200% of base salary)

The Compensation Committee determined that the target award opportunities detailed above were in line with our target positioning. Although the Compensation Committee believes that the established bonus levels are reasonable, as a matter of governance best practice, the Compensation Committee retains negative discretion to reduce the size of any awards if the Compensation Committee believes that it is in the best interests of Century.

The performance metrics that applied for the 2017 short-term incentive plan were as described in the table below. In considering the performance metrics that should apply in calculating our Co-CEOs’ STI awards, the Compensation Committee determined that the performance metrics should be based on overall Company performance as opposed to individual performance. The Compensation Committee furthermore determined that the most important measures of Company success, which should form the basis of our Co-CEOs’ STI awards, were revenue, EBITDA, as adjusted, and number of closings. In considering the performance metrics that should apply in calculating our CFO’s STI award, the Compensation Committee determined that our CFO’s STI award should be based in part on Company financial performance and in part on quantifiable individual performance goals.

Named Executive Officer	2017 Performance Metrics
Co-CEOs	40% revenue 40% adjusted EBITDA 20% closings

CFO
40% revenue
60% quantifiable individual performance goals: development and management of financial services earnings; general and administrative cost improvements; management of risk exposures; management of finance group; and stockholder relations management and oversight

The Company financial performance metrics, and the performance levels attached to each, as well as actual performance, are reflected in the following table.

Company Performance Metric	Threshold	Target	Maximum	Actual
Revenue	$979.4 million	$1,0888 million	$1,197 million	$1,424 million
EBITDA, as adjusted(1)	$99.7 million	$110.7 million	$121.8 million	$122.7 million
Closings	2,795	3,106	3,417	3,640
(1)	This is a non-GAAP financial measure. EBITDA, as adjusted is calculated by excluding interest expense, income tax expense, depreciation and amortization from net income and also excluding incremental EBITDA as a result of the UCP acquisition, transaction expenses and executive bonuses for 2017.

In determining the threshold, target and maximum goals for each performance metric, the Compensation Committee set the target for each metric using Century’s projected business plan for 2017 (i.e., as the amount in the target business plan approved by the Board). Threshold was set at 90% of target, and maximum was set at 110% of target. If the threshold level was not achieved with respect to a given performance metric, then no payout was made with respect to that metric.

For 2017, our Co-CEOs earned cash bonuses based on maximum performance in all Company financial metrics and our CFO earned a cash bonus based on maximum performance for both his Company financial metric of revenue and his individual goals. This resulted in an STI award payout for each of our Co-CEOs and our CFO at maximum. The table below shows the various levels of payout and the actual level of payout for STI cash awards for each of our NEOs for 2017.

Named Executive Officer	Threshold Payout ($)	Target Payout ($)	Maximum Payout ($)	Actual Payout ($)
Dale Francescon	637,500	1,275,000	2,550,000	2,550,000
Robert J. Francescon	637,500	1,275,000	2,550,000	2,550,000
David L. Messenger	237,500	475,000	950,000	950,000

Long-Term Incentives

Purpose: Our long-term incentive program is designed to reward NEOs for the achievement of specific financial objectives, recognize their efforts on our behalf, and provide an additional incentive and retention element to their overall compensation package. Our LTI program is also intended to align the interests of our executives with our stockholders.

Competitive Positioning: We target between the market 25th percentile and the market median with our target LTI program and at or above market 75th percentile for above-target performance.

LTI Awards and Plan Mechanics: Our LTI awards are structured as restricted stock unit, or RSU, awards. The number of RSUs granted is based primarily on the achievement of previously established performance goals over specified performance periods. In addition, the Compensation Committee may adjust the size of the RSU award and/or grant additional RSU awards based on any other individual and Company performance factors it deems important at the time of grant and/or to bring an NEO’s target LTI opportunity closer to our target positioning. In 2017, RSU awards were granted under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan. In 2018, RSU awards were granted under the Century Communities, Inc. 2017 Omnibus Incentive Plan. Once granted, one RSU equals the right to receive one share of Century common stock when the RSU award vests.

In 2017, RSU awards were granted to our NEOs in February and March. The number of RSUs granted in February was based primarily on the achievement, at maximum payout level, of a previously established adjusted pre-tax income goal for 2016. These awards vest on the one-year anniversary of the grant date. The RSU awards granted in March were intended to bring the NEOs’ LTI opportunity closer to our target positioning. These awards vest over three years in equal annual installments.

RSU awards were recently granted to our NEOs in February 2018, which were based in part on 2017 performance. These RSU awards were based primarily on the achievement, at maximum with kicker payout level, of a previously established pre-tax income goal for 2016 and 2017. These awards vest on the one-year anniversary of the grant date.

The February 2017 and 2018 RSU awards were part of a plan to transition our LTI program to RSU awards based primarily on the achievement of previously established performance goals over a three-year performance period. Accordingly, as part of this program and as described in more detail below, in March 2017, the Compensation Committee established threshold, target, maximum and maximum with kicker LTI award opportunities for our NEOs to be paid in RSU awards potentially to be granted in early 2020 based on the achievement of a previously established pre-tax income goal for the three-year period ending December 31, 2019, subject to the right of the Compensation Committee to factor in additional performance criteria. These grants, if made, will vest on the one-year anniversary of the grant date.

2017 LTI Awards: For the February 2017 RSU awards, the Compensation Committee established the following threshold, target and maximum LTI award opportunities for our NEOs:

Named Executive Officer	Threshold	Target	Maximum
Dale Francescon	50% of target (25% of base salary)	50% of base salary	200% of target (100% of base salary)

Robert J. Francescon	50% of target (25% of base salary)	50% of base salary	200% of target (100% of base salary)

David L. Messenger	50% of target (16.67% of base salary)	33.3% of base salary	200% of target (66.67% of base salary)

The performance-based metric used for the February 2017 RSU award grants was 2016 adjusted pre-tax income. The Compensation Committee believed that this metric was truly indicative of the success of our Company at that time. In February 2017, the Compensation Committee granted RSU awards to our NEOs based on our achieved 2016 adjusted pre-tax income in comparison to the following pre-established adjusted pre-tax income performance levels:

Performance Metric	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
Adjusted pre-tax income(1)	61.2 million	68.0 million	74.8 million	80.8 million
(1)	This is a non-GAAP financial measure. Adjusted pre-tax income is calculated by excluding bonus expense, acquisition expense, and purchase adjustment from GAAP pre-tax income.

Because our achieved 2016 adjusted pre-tax income exceeded the pre-established maximum performance level, our NEOs received an actual LTI award based on maximum performance. While the Compensation Committee reserved the right to factor in additional performance criteria, no additional adjustments were made to these RSU award grants. The table below shows the various levels of LTI award opportunities and the actual LTI award value and number of RSUs granted for each of our NEOs in February 2017.

Named Executive Officer	Threshold LTI Award Value ($)	Target LTI Award Value ($)	Maximum LTI Award Value ($)	Actual LTI Award Value ($)	Number of RSUs (#)
Dale Francescon	200,000	400,000	800,000	799,994	35,714
Robert J. Francescon	200,000	400,000	800,000	799,994	35,714
David L. Messenger	75,000	150,000	300,000	300,003	13,393

In addition, in March 2017, additional RSU awards representing 15,089 RSUs for each of our Co-CEOs and 5,621 RSUs for our CFO were made in March 2017 to bring their respective LTI opportunities closer to our target positioning. These RSU awards vest on the first, second and third year anniversaries of the grant date.

2018 Awards. For the RSU awards which were just granted in February 2018, the Compensation Committee established the following threshold, target, maximum and maximum with kicker LTI award opportunities for our Co-CEOs and CFO:

Named Executive Officer	Threshold	Target	Maximum	Maximum with Kicker
Dale Francescon	50% of target (50% of base salary)	100% of base salary	200% of target (200% of base salary)	250% of target (250% of base salary)

Robert J. Francescon	50% of target (50% of base salary)	100% of base salary	200% of target (200% of base salary)	250% of target (250% of base salary)

David L. Messenger	50% of target (33.3% of base salary)	66.6% of base salary	200% of target (133.2% of base salary)	250% of target (166.5% of base salary)

The Compensation Committee determined to add a new maximum with kicker LTI award opportunity with a 250% of target payout in order to further incentivize our management to over-achieve on performance.

The performance-based metric used for the February 2018 RSU award grants was again adjusted pre-tax income. However, this time as part of our plan to transition to three-year performance periods, the performance period was over two years instead of one, and was two-year cumulative adjusted pre-tax income for 2016 and 2017. In February 2018, the Compensation Committee granted RSU awards to our NEOs based on our achieved two-year cumulative adjusted pre-tax income for 2016 and 2017 in comparison to the following pre-established performance levels:

Performance Metric	Threshold ($)	Target ($)	Maximum ($)	Maximum with Kicker ($)	Actual ($)
Adjusted pre-tax income(1)	128.5 million	142.8 million	159.9 million	178.5 million	196.1 million
(1)	This is a non-GAAP financial measure. Adjusted pre-tax income is calculated by excluding bonus expense, acquisition expense, purchase adjustment and impairments.

Because our achieved two-year cumulative adjusted pre-tax income for 2016 and 2017 exceeded the pre-established maximum with kicker performance level, our NEOs received an actual LTI award based on maximum with kicker performance. While the Compensation Committee reserved the right to factor in additional performance criteria, no additional adjustments were made to these RSU award grants. The table below shows the various levels of LTI award opportunities and the actual LTI award value and number of RSUs granted for each of our NEOs in February 2018.

Named Executive Officer	Threshold LTI Award Value ($)	Target LTI Award Value ($)	Maximum LTI Award Value ($)	Maximum with Kicker LTI Award Value ($)	Actual LTI Award Value ($)	Number of RSUs (#)
Dale Francescon	400,000	800,000	1,600,000	2,000,000	2,000,007	65,574
Robert J. Francescon	400,000	800,000	1,600,000	2,000,000	2,000,007	65,574
David L. Messenger	150,000	300,000	600,000	750,000	749,995	24,590

Future Awards. As mentioned above, the February 2017 RSU awards were based primarily on the achievement of a previously established pre-tax income goal during a one-year performance period and the recent February 2018 RSU awards were based primarily on the achievement of a previously established pre-tax income goal during a two-year performance period. While the Compensation Committee reserves the right to factor in additional performance criteria, no additional adjustments were made to these grants. These two awards were part of a plan to transition our LTI program to RSU awards based on achievement of previously established performance goals over three-year performance periods.

As part of this program, in March 2017, the Compensation Committee established the threshold, target, maximum and maximum with kicker LTI award opportunities for our NEOs described below, which RSU awards will potentially be granted in early 2020 based on the achievement of a previously established pre-tax income goal for the three-year period ending December 31, 2019, subject to the right of the Compensation Committee to factor in additional performance criteria. These RSU awards, if granted, will vest on the one-year anniversary of the grant date.

Named Executive Officer	Threshold	Target	Maximum	Maximum with Kicker
Dale Francescon	50% of target (52.5% of base salary)	105% of base salary	200% of target (210% of base salary)	315% of target (330% of base salary)
Robert J. Francescon	50% of target (52.5% of base salary)	105% of base salary	200% of target (210% of base salary)	315% of target (330% of base salary)
David L. Messenger	50% of target (35% of base salary)	70% of base salary	200% of target (140% of base salary)	315% of target (220% of base salary)

Other Compensation

Retirement Benefits. In 2017, our NEOs had the opportunity to participate in a qualified defined contribution retirement plan on the same basis as our other employees. We believe this plan provides an opportunity for our executives to plan for and meet their retirement savings needs. Except for this plan, we do not provide pension arrangements or post-retirement health coverage for our employees, including our NEOs. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites and Other Benefits. We provide our NEOs with modest perquisites to attract and retain them and to allow them to more efficiently utilize their time and to support them in effectively contributing to the success of our Company. The perquisites provided to our NEOs during 2017 included an automobile and cellular telephone allowance and, in the case of our Co-CEOs, reimbursements for term life insurance. We believe these perquisites are an important part of our overall compensation package and help us accomplish our goal of attracting, retaining, and rewarding top executive talent. The value of all of the perquisites provided to our NEOs for 2017 can be found under “—All Other Compensation for 2017 – Supplemental.”

Employment Agreements

We have entered into employment agreements with each of our NEOs. These employment agreements are further described under “—Employment and Other Agreements with our NEOs.” The purpose of these employment agreements is to define the essential terms of these executives’ employment relationships in a manner that will protect our business and other interests and the interests of the executive, including in the event his employment is terminated upon certain events.

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements.  To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our employment agreements with our NEOs, which are described in more detail below under “—Potential Payments Upon a Termination or Change in Control.” These arrangements are designed to incentivize our NEOs to remain with our Company in the event of a change in control or potential change in control. These agreements provide certain payments and benefits in the event of a termination of employment in connection with a change in control. These “double trigger” change in control protections are intended to induce executives to accept or continue employment with our Company, provide consideration to executives for certain restrictive covenants that apply following termination of employment, and provide continuity of management in connection with a threatened or actual change in control transaction. If the employment of one of our NEOs is terminated by Century without cause or by him for “good reason” (as defined in the agreements) within 24 months following a change in control, the executive will be entitled to receive a severance payment and certain benefits. The receipt of any severance is conditioned upon the executive’s execution of a release of claims. These arrangements and a quantification of the payment and benefits provided under these arrangements are described in more detail under “—Potential Payments Upon a Termination or Change in Control.” These additional payments and benefits will not be triggered just by a change in control, but require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. We believe these change in control arrangements with our NEOs are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller public company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of our Company, might consider seeking employment alternatives to be less risky than remaining with our Company through the transaction. We believe that relative to our Company’s overall value, our potential change in control benefits are relatively small and are aligned with current peer company practices.

Other Severance Arrangements.  All of our NEOs are entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of their employment agreements with us. These severance arrangements are intended to induce these executives to continue employment with our Company and are primarily intended to retain them and provide consideration to them for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into these agreements because they provide us valuable protection by subjecting these executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following their termination of employment. The receipt of any severance by these executives is conditioned upon his execution of a release of claims.

Executive Stock Ownership Guidelines

In November 2016, we established stock ownership guidelines that are intended to further align the interests of our NEOs with those of our stockholders. A stock ownership target for each of our NEOs has been set at that number of shares of our Century common stock with a value equal to a multiple of the NEO’s annual base salary. All of our NEOs are in compliance with our stock ownership guidelines.

Named Executive Officer	Stock Ownership Target as a Multiple of Base Salary
Dale Francescon	6x
Robert J. Francescon	6x
David L. Messenger	3x

Each of the NEOs has five years from the date of hire or, if the ownership multiple has increased during his tenure, five years from the date established in connection with such increase to reach his stock ownership target. Until his stock ownership target is achieved, our Co-CEOs are required to retain an amount equal to 100% of the net shares received as a result of the vesting of restricted stock awards or RSU awards and our CFO is required to retain an amount equal to 60% of the net shares received as a result of the vesting of restricted stock awards or RSU awards. If there is a significant decline in the price of our shares that causes NEOs to be out of compliance, such executives will be subject to their respective retention ratio, but will not be required to purchase additional shares to meet the applicable targets. Compliance with these guidelines is reviewed at least annually by the Board of Directors.

Risk Assessment

As a result of our assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure, work together in a manner so as to encourage our executives (and other employees) to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our Company. For more information on this assessment, see the discussions below under “—Risk Assessment of Compensation Policies, Practices and Programs.”

Tax Deductibility of Executive Compensation

In designing our executive compensation program, we consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that we may not deduct more than $1 million ($1 Million Cap) paid to certain executive officers. During 2017, there was an exception for “performance-based” compensation meeting certain requirements. We believe that we have structured our STI and LTI awards granted under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan to qualify as “performance-based” compensation within the meaning of Code Section 162(m), so that it is fully deductible by us without regard to the $1 Million Cap. In addition, while we believe we have designed our plans to operate in a manner intended to qualify as “performance-based” compensation under Code Section 162(m), it may not qualify or the Compensation Committee may decide to administer the plan in a manner that does not satisfy the requirements of Code Section 162(m) to achieve a result that the Compensation Committee determines to be appropriate.

The Tax Cuts and Jobs Act signed into law on December 22, 2017 (Tax Act), repealed the exception from the $1 Million Cap for “performance-based” compensation. This change is effective for our fiscal years beginning January 1, 2018 and thereafter. In addition, the Tax Act expanded the group of executive officers who are subject to the $1 Million Cap. The revised limit for the $1 Million Cap will apply to any named executive officer who in the fiscal year ending in 2017, or in any year thereafter, was either the principal executive officer, the principal financial officer, or one of the three highest paid officers (Covered Employee), and, once the limit applies to a Covered Employee, all future compensation payable to or on behalf of that individual will remain subject to the $1 Million Cap. As a result, certain compensation amounts that were previously outside of the scope of the $1 Million Cap will now be subject to it. Despite the changes to Code Section 162(m) as a result of the Tax Act, we expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of our Company.

How We Make Compensation Decisions

There are several elements to our executive compensation decision-making, which we believe allow us to most effectively implement our compensation philosophy. The Compensation Committee, its independent external compensation consultant and management all have a role in decision-making for executive compensation. The following table summarizes their roles and responsibilities:

Responsible Party	Roles and Responsibilities
Compensation Committee (Comprised solely of independent directors and report to the Board of Directors)	•	Oversees all aspects of our executive compensation program.
	•	Annually reviews and approves our corporate goals and objectives relevant to Co-CEO compensation.
	•	Evaluates each Co-CEO’s performance in light of such goals and objectives, and determines and approves his compensation based on this evaluation.
	•	Determines and approves all executive officer compensation, including salary, bonus and equity and non-equity incentive compensation.
	•	Administers our current equity and incentive compensation plans and reviews and approves all equity awards and executive incentive payouts.
	•	Reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking.
	•	Evaluates market competitiveness of each executive’s compensation.
	•	Evaluates proposed changes to our executive compensation program.
	•	Assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans.
	•	Has sole authority to hire consultants, approve their fees and determine the nature and scope of their work.
Independent External Compensation Consultant

(Currently Frederic W. Cook & Co., Inc. and formerly Compensation & Benefit Solutions, LLC)

(Independent under NYSE listing standards and reports to the Compensation Committee)
	•	Provides advice and guidance on the appropriateness and competitiveness of our executive compensation program relative to our performance and market practice.
	•	Reviews total compensation strategy and pay levels for executives.
	•	Examines our executive compensation program to ensure that each element supports our business strategy.
	•	Assists in selection of peer companies and gathering competitive market data.
	•	Provides advice with respect to our equity-based compensation plans, including during 2017, our new omnibus incentive plan.
Co-Chief Executive Officers (With the support of other members of the management team)	•	Review performance of other executive officers and make recommendations with respect to their compensation.
	•	Confer with the Compensation Committee and compensation consultant concerning design and development of compensation and benefit plans.
	•	Provide no input or recommendations with respect to their own compensation.

Competitive Considerations and Use of Market Data

We strive to compensate our executive officers competitively relative to industry peers. To ensure reasonableness and competitiveness of our executive compensation packages relative to the industry, the Compensation Committee regularly evaluates our peer group with the aid of our independent external compensation consultant and with input from management. Data from our peer group, therefore, is considered in the compensation benchmarking process as one input in helping to determine appropriate pay levels.

In establishing compatibility between Century and the members of our peer group, the following three factors are considered:

• Industry	• Revenue	• Market Capitalization

2017 Peer Group

Based on these considerations, the following nine companies in the “homebuilding” industry, with revenues ranging from approximately less than $1 billion to over $4.1 billion and market capitalizations between $300 million and $2.3 billion, were selected as members of our peer group for purposes of analyzing the market competitiveness of our 2017 executive compensation program.

2017 Peer Group
AV Homes Inc.	KB Home	Meritage Homes Corporation
Beazer Homes USA, Inc.	M.D.C. Holdings, Inc.	WCI Communities, Inc.
Hovnanian Enterprises, Inc.	M/I Homes, Inc.	William Lyon Homes

While Century was below certain of these peer companies in terms of revenue and market capitalization, the peer group was selected in order to approximate where we reasonably expected Century to be in the near term, while including companies that have experienced similar growth. Further, while we ranked at the 30th percentile for revenue amongst these peer group companies, and in the bottom quartile for market capitalization, we ranked fourth among the peer group companies for one-year Total Stockholder Return (TSR) (three-year and five-year TSR comparisons were not available at such time as we had not been publicly traded for the requisite length of time for those measurements). Given our position relative to these peer companies and our projected growth at the time, we believed that this peer group was appropriate for purposes of benchmarking our 2017 executive compensation.

Changes Reflected in 2018 Peer Group

At the end of 2017, FW Cook worked with the Compensation Committee to review our peer group. As a result of this review, three new companies were added and one company was removed since it had been acquired. Accordingly, the following 11 companies were selected as members of our peer group for purposes of analyzing the market competitiveness of our 2018 executive compensation program (with the three new companies asterisked).

2018 Peer Group
AV Homes Inc.	LGI Homes, Inc.*	Taylor Morrison Home Corporation*
Beazer Homes USA, Inc.	M.D.C. Holdings, Inc.	TRI Pointe Group, Inc.*
Hovnanian Enterprises, Inc.	M/I Homes, Inc.	William Lyon Homes
KB Home	Meritage Homes Corporation

All of these companies are public companies in the homebuilding industry whose business model involves development, design, construction of homes and/or development of land and that have annual revenues and a market capitalization generally within a range of our annual revenues and market capitalization. Though we are below the peer group 25th percentile for revenue and market capitalization, the overall range in the group is narrow. In constructing this new peer group, the Compensation Committee also considered whether companies disclosed Century as a peer, companies that appear in the peer groups of our peer companies and companies of which Institutional Shareholder Services (ISS) considers a peer of ours in its latest voting recommendations report.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing “—Compensation Discussion and Analysis” with our management. Based on this review and these discussions, the Compensation Committee has recommended to the Board of Directors that the “—Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 31, 2017.

COMPENSATION COMMITTEE
James M. Lippman, Chair
John P. Box
Keith R. Guericke

Risk Assessment of Compensation Policies, Practices, and Programs

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure, work together in a manner so as to encourage our employees, including our named executive officers, to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. As part of our assessment, we noted in particular the following:

•	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;
•	while performance-based, or at risk, compensation constitutes a significant percentage of the overall total compensation of many of our employees, including our executives, non-performance based compensation for most employees for most years is still a sufficiently high percentage of their overall total compensation that the performance-based compensation does not encourage unnecessary or excessive risk taking;
•	for most employees, our performance-based compensation has appropriate maximums;
•	a significant portion of performance-based compensation of our employees is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a three-year period of time thereby focusing our employees on our long-term interests; and
•	performance-based or variable compensation awarded to our employees, which for our higher-level employees, including our named executive officers, constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes several different performance measures and goals that are drivers of long-term success for our Company and stockholders.

As a matter of best practice, we will continue to monitor our compensation policies, practices, and programs to ensure that they continue to align the interest of our employees, including in particular our executive officers, with those of our long-term shareholders while avoiding unnecessary or excessive risk.

Summary Compensation Table

The table set forth below summarizes the compensation earned by or paid to each of the individuals who served as our “principal executive officer” or “principal financial officer” during 2017. Our Co-CEOs and CFO are our only executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Dale Francescon	2017	839,453	—	1,182,500	2,550,000	61,396	4,633,349
Chairman of the Board and Co-Chief Executive Officer	2016	789,583	—	2,249,998	2,318,868	78,000	5,436,449
	2015	750,000	—	2,249,986	1,500,000	65,609	4,565,595

Robert J. Francescon	2017	839,453	—	1,182,500	2,550,000	61,258	4,633,211
Co-Chief Executive Officer and President	2016	789,583	—	2,249,998	2,318,868	78,000	5,436,449
	2015	750,000	—	2,249,986	1,500,000	65,609	4,565,595

David L. Messenger	2017	469,727	—	442,496	950,000	13,570	1,875,793
Chief Financial Officer and Secretary	2016	444,792	—	850,002	900,000	24,000	2,218,794
	2015	415,909	—	599,990	600,000	6,000	1,621,899
(1)	We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any NEOs in any of the years presented. Annual cash bonuses are based on performance against pre-established performance goals and are reported in the “Non-Equity Incentive Plan Compensation” column.
(2)	Amounts reported represent the grant date fair value of RSU awards granted to our NEOs, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and based on the closing price of our common stock on the grant date. Certain RSUs granted in 2017 to our Co-CEOs and CFO were determined based on the achievement of a performance metric during 2016. Similarly, the number of RSUs granted in 2016 and 2015 to our Co-CEOs and CFO were based on the achievement of a performance metric.
(3)	Amounts reported represent payouts under our short-term incentive plan and for each year reflect the amounts earned for that year but paid during the following year. See “—Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive—Annual Cash Bonus” for a description of our short-term incentive plan.
(4)	Amounts reported in this column for 2017 are described under “—All Other Compensation for 2017 - Supplemental.”

Employment and Other Agreements with NEOs

Co-Chief Executive Officers. In May 2016, we entered into an amended and restated employment agreement with each of our Co-Chief Executive Officers, Dale Francescon and Robert J. Francescon. Each of these agreements was effective as of May 11, 2016, has an initial term of five years, and provides for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 90 days’ prior written notice of non-renewal. Each of these agreements requires Dale Francescon and Robert J. Francescon, respectively, to dedicate substantially his full business time and attention to the affairs of Century.

These agreements also provide for, among other things:

•	an initial annual base salary of $800,000 (which was subsequently increased to $850,000 for 2017), subject to future increases from time to time at the discretion of the Compensation Committee;
•	eligibility for annual cash performance bonuses, with a target amount equal to 150% of annual base salary and a maximum amount equal to 300% of annual base salary, based on the achievement of performance goals to be established by the Compensation Committee;
•	participation in our equity incentive plans;
•	reimbursement of up to $2,500 per month for premiums paid by or on behalf of the executive for term life insurance coverage, a $2,500 per month automobile and cell phone allowance and other fringe benefits and perquisites provided to our other senior executives; and
•	participation in any employee benefit plans and programs that are maintained from time to time for our other senior executives.

These agreements contain customary confidentiality provisions as well as non-competition and non-solicitation provisions that apply during the term of the agreements and for two years after the termination of their employment by us for “cause” or by the executive without “good reason” (as such terms are defined in the agreements). These agreements also contain severance and change-in-control provisions, which are described under “—Potential Payments upon Termination or Change in Control.”

Chief Financial Officer. In November 2017, we entered into an employment agreement with our CFO, David L. Messenger. This agreement has an initial term of three years, and provides for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 90 days’ prior written notice of non-renewal. This agreement provides for, among other things:

•	an initial annual base salary of $475,000, subject to future increases or decreases from time to time at the discretion of the Compensation Committee;
•	eligibility for annual cash performance bonuses, with a threshold opportunity equal to 50% of annual base salary, a target opportunity equal to 100% of annual base salary, and a maximum opportunity equal to 200% of annual base salary, based on the achievement of performance goals to be established by the Compensation Committee;
•	opportunity for future equity awards under our equity incentive plans;
•	$500 per month automobile and cell phone allowance and other fringe benefits and perquisites provided to our other senior executives; and
•	participation in any employee benefit plans and programs that are maintained from time to time for our other senior executives.

This agreement is substantially similar to the amended and restated employment agreements with our Co-CEOs, as described above, except that the amount of payments and level of benefits to our CFO are generally less than those provided to our Co-CEOs. Mr. Messenger’s agreement contains customary confidentiality provisions as well as non-competition and non-solicitation provisions that apply during the term of the agreement and for one year after the termination of Mr. Messenger’s employment by us for “cause” or by him without “good reason” (as such terms are defined in the agreement). The agreement also contains severance and change-in-control provisions, which are described under “—Potential Payments upon Termination or Change in Control.”

All Other Compensation for 2017 – Supplemental

The table below provides information concerning amounts reported in the “All other compensation” column of the Summary Compensation Table for 2017 with respect to each NEO. Additional detail on these amounts are provided under “—Compensation Discussion and Analysis—Named Executive Officer Compensation—Other Compensation.”

Name	Company Match Contributions 401(k) ($)	Auto and Cell Phone Allowance ($)	Life Insurance Premiums ($)	Other ($)	Total Other Compensation ($)
Dale Francescon	1,000	30,000	30,396	—	61,396
Robert J. Francescon	1,000	30,000	30,258	—	61,258
David L. Messenger	7,570	6,000	—	—	13,570

Grants of Plan-Based Awards During 2017

The table below provides information concerning grants of plan-based awards to each of our NEOs during the year ended December 31, 2017. Non-equity incentive plan awards were granted to our NEOs under our annual short-term incentive plan, the material terms of which are described under “—Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive-Annual Bonus Plan.” Stock awards (in the form of RSU awards) were granted under our stockholder-approved plan that was in effect on the date of grant. The material terms of these awards are described under “—Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives” or in the notes to the table below.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Dale Francescon
Cash incentive award	—	637,500	1,275,000	2,550,000
RSU award	02/08/17				35,714	799,994
RSU award	03/17/17				15,089	382,506

Robert J. Francescon
Cash incentive award	—	637,500	1,275,000	2,550,000
RSU award	02/08/17				35,714	799,994
RSU award	03/17/17				15,089	382,506

David L. Messenger
Cash incentive award	—	237,500	475,000	950,000
RSU award	02/08/17				13,393	300,003
RSU award	03/17/17				5,621	142,492
(1)	Amounts reported represent estimated future payouts under our short-term incentive plan. Actual payouts under the short-term incentive plan are reflected in the “Non-equity incentive compensation” column of the Summary Compensation Table.
(2)	Amounts reported represent RSU awards granted under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan. The RSU awards granted on February 8, 2017 vest and become issuable on the one-year anniversary of the grant date, in each case, subject to the executive’s continued employment with us. The RSU awards granted on March 17, 2017 vest and become issuable in equal installments on the first, second and third year anniversaries of the grant date, in each case, subject to the executive’s continued employment with us. In addition, such RSU awards will vest in full immediately upon a termination of the executive’s employment by Century without cause or by the executive for good reason or in the event of a termination of the executive’s employment due to his death or disability, or in the case of our Co-CEOs, his retirement.
(3)	Amounts reported represent the grant date fair value of the RSU awards granted to our NEOs, computed in accordance with FASB ASC Topic 718 and based on the closing price of our common stock on the grant date.

Outstanding Equity Awards as of December 31, 2017

The following table sets forth information with respect to all outstanding unvested restricted stock awards and RSU awards held by our NEOs as of December 31, 2017. No other equity awards were held by our NEOs as of December 31, 2017.

	Stock Awards as of December 31, 2017
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Dale Francescon	200,648(2)	6,240,153
Robert J. Francescon	200,648(2)	6,240,153
David L. Messenger	70,735(3)	2,199,859
(1)	Value is calculated by multiplying the number of underlying shares of Century common stock underlying the restricted stock awards or RSU awards that have not vested by the closing price of our common stock on December 29, 2017, the last trading day of 2017 ($31.10), as reported by the NYSE.

(2)	Comprised of 15,089 unvested shares underlying RSU awards granted on March 17, 2017, 35,714 unvested shares underlying RSU awards granted on February 8, 2017, 105,857 unvested shares underlying RSU awards granted on February 10, 2016, and 43,988 unvested shares underlying restricted stock awards granted on February 18, 2015. Each of these awards, other than the RSU award granted on February 8, 2017, vests in equal installments on the first, second and third year anniversaries of the respective grant dates, subject to the executive’s continued employment with us. The RSU award granted on February 8, 2017 vests on the one-year anniversary of the grant date. In addition, such RSU awards will vest in full immediately upon a termination of the executive’s employment by Century without cause or by the executive for good reason or in the event of a termination of the executive’s employment due to his retirement, death or disability.
(3)	Comprised of 5,621 unvested shares underlying RSU awards granted on March 17, 2017, 13,393 unvested shares underlying RSU awards granted on February 8, 2017, 39,991 unvested shares underlying RSU awards granted on February 10, 2016, and 11,730 unvested shares underlying restricted stock awards granted on February 18, 2015. Each of these awards, other than the RSU award granted on February 8, 2017, vests in equal installments on the first, second and third year anniversaries of the respective grant dates, subject to the executive’s continued employment with us. The RSU award granted on February 8, 2017 vests on the one-year anniversary of the grant date. In addition, such RSU awards will vest in full immediately upon a termination of the executive’s employment by Century without cause or by the executive for good reason or in the event of a termination of the executive’s employment due to his death or disability.

Option Exercises and Stock Vested During 2017

The table below provides information regarding stock awards (in the form of restricted stock awards and RSU awards) that vested for each of our NEOs during the year ended December 31, 2017. No option awards were exercised by any of our NEOs during the year ended December 31, 2017.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dale Francescon
Restricted stock awards	67,352	1,629,839
RSU awards	52,929	1,206,781
Robert J. Francescon
Restricted stock awards	67,352	1,629,839
RSU awards	52,929	1,206,781
David L. Messenger
Restricted stock awards	67,352	682,747
RSU awards	27,306	455,886
(1)	The number of shares acquired upon vesting reflects the gross number of shares acquired or becoming non-forfeitable absent netting of any shares surrendered or sold to satisfy tax withholding requirements. The value realized on vesting represents the gross number of shares acquired or that became non-forfeitable, multiplied by the closing sale price of our common stock on the vesting date or the last trading day prior to the vesting date if the vesting date was not a trading day, as reported by the NYSE.

Potential Payments upon Termination or Change in Control

Co-CEO Employment Agreements. In May 2016, we entered into an amended and restated employment agreement with each of our Co-Chief Executive Officers, Dale Francescon and Robert J. Francescon. Under the terms of these agreements, the post-employment pay and benefits, if any, to be received by Dale Francescon or Robert J. Francescon in the event of a termination of his employment will vary according to the basis for his termination.

If we terminate Dale Francescon’s or Robert J. Francescon’s employment for “cause” or if he resigns voluntarily and without “good reason” (as such terms are defined in the agreements), he will be entitled to receive any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination, accrued but unused vacation, and any other benefits that have been earned and accrued prior to the date of termination. In addition, any outstanding equity awards granted to him will be paid in accordance with their terms.

If, during the term of the agreement, we terminate Dale Francescon’s or Robert J. Francescon’s employment due to his disability, or his employment terminates due to his death or retirement (as defined below), he or his estate will be entitled to receive (i) any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination and accrued but unused vacation; (ii) any annual bonus and equity awards that the executive earned for any fiscal year prior to the fiscal year in which the executive’s employment terminated to the extent that such annual bonus and equity awards had not yet been paid or granted before the termination date, and any other benefits that have been earned and accrued prior to the termination date; (iii) in lieu of the annual bonus for the fiscal year in which his employment terminates, a lump sum cash payment equal to the prorated amount of the annual bonus that would have become payable for the fiscal year if employment had not been terminated, based on performance actually achieved that year (determined by the Board following completion of the performance year); (iv) equity awards that the executive would have received for the fiscal year in which the executive’s employment terminated, on a prorated basis through the date of termination, as though his employment had not terminated, and assuming that all conditions or parameters to such receipt at the target level have been fully satisfied; provided, that the executive was employed for at least 50% of the year; (v) the immediate vesting as of the date of termination of all equity awards granted to him under our equity incentive plans (other than restricted stock awards in the event of retirement); and (vi) our payment of the employer’s portion of his COBRA premiums during any time in which he elects COBRA continuation coverage for up to 30 months following the date of termination, unless he becomes eligible to receive coverage under another comparable medical plan. For purposes of the agreements, “retirement” means his voluntary termination of his employment upon satisfaction of the following conditions: (a) he has reached (or will reach on or after the termination date) the age of 60 along with at least 18 years of employment with us (for purposes of the agreements, each executive’s employment with us is deemed to have commenced on November 1, 2000); and (b) he provides us with a termination notice stating his intent to terminate his employment due to retirement at least 90 days in advance of the termination date.

If during the term of the agreement, we terminate either Dale Francescon’s or Robert J. Francescon’s employment without cause or if he terminates his employment for good reason, he will be entitled to (i) any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination and accrued but unused vacation; (ii) any annual bonus and equity awards that the executive earned for any fiscal year prior to the fiscal year in which the executive’s employment terminated to the extent that such annual bonus and equity awards had not yet been paid or granted before the termination date, and any other benefits that have been earned and accrued prior to the date of termination; (iii) a lump sum cash severance payment in an amount equal to three times his then-current annual base salary; (iv) in lieu of the annual bonus for the fiscal year in which his employment terminates, a lump sum cash payment equal to the prorated amount of the annual bonus that would have become payable for the fiscal year if employment had not been terminated, based on performance actually achieved that year (determined by the Board following completion of the performance year); provided, that, if the date of his termination is within the initial term, the amount received shall be no less than the maximum allowable annual bonus that he could have been paid for such year pursuant to the terms of the agreement; (v) equity awards that the executive would have received for the fiscal year in which the executive’s employment terminated, on a prorated basis through the date of termination as though his employment had not terminated, and assuming that all conditions or parameters to such receipt at the target level have been fully satisfied; (vi) the immediate vesting as of the date of termination of all equity awards granted to him under our equity incentive plan; and (vii) our payment of the employer’s portion of his COBRA premiums during any time in which he elects COBRA continuation coverage for up to 30 months following the date of termination, unless he becomes eligible to receive coverage under another comparable medical plan.

The agreements also provide that if the termination without cause or for good reason occurs within 24 months following a “change in control” (as defined in the agreements), in addition to the other payments described above (but in lieu of the cash severance and prorated annual bonus payments), Dale Francescon and Robert J. Francescon will receive an amount equal to three times the higher of the following: (A) the sum of his annual base salary and target annual bonus for the year in which the date of termination occurs; or (B) the sum of his average annual base salary and average annual bonus for the three completed fiscal years immediately preceding the date of termination. To the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive will receive the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Most of the payments and benefits provided for above, other than the accrued payments and benefits, are conditioned upon our receipt of a release of claims from the executive.

CFO Employment Agreement. In November 2017, we entered into an employment agreement with our CFO, David L. Messenger. Under the terms of this agreement, the post-employment pay and benefits, if any, to be received by Mr. Messenger in the event of a termination of his employment will vary according to the basis for his termination.

If we terminate Mr. Messenger’s employment for “cause” or if he resigns voluntarily and without “good reason” (as defined in the agreement), he will be entitled to receive any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination, accrued but unused vacation, and any other benefits that have been earned and accrued prior to the date of termination. In addition, any outstanding equity awards granted to him will be paid in accordance with their terms.

If, during the term of the agreement, we terminate Mr. Messenger’s employment due to his disability or if his employment terminates due to his death, he or his estate will be entitled to receive (i) any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination and accrued but unused vacation; (ii) any annual bonus and equity awards that he earned for any fiscal year prior to the fiscal year in which his employment terminated to the extent that such annual bonus and equity awards had not yet been paid or granted before the termination date, and any other benefits that have been earned and accrued prior to the date of termination; (iii) in lieu of the annual bonus for the fiscal year in which his employment terminates, a lump sum cash payment equal to the prorated amount of the annual bonus that would have become payable for the fiscal year if his employment had not been terminated, based on performance actually achieved that year (determined by the Board following completion of the performance year) provided, that he was employed for at least 50% of the year; (iv) equity awards that he would have received for the fiscal year in which his employment terminated, on a prorated basis through the date of termination, as though his employment had not terminated, and assuming that all conditions or parameters to such receipt at the target level have been fully satisfied; provided, that he was employed for at least 50% of the performance period and provided further that in lieu thereof we may pay him in cash the fair market value of such equity award; (v) the immediate vesting as of the date of termination of all unvested equity awards granted to him under our equity incentive plans that vest based on the passage of time; and (vi) our payment of the employer’s portion of the executive’s COBRA premiums during any time in which the executive elects COBRA continuation coverage for up to 18 months following the date of termination, unless he becomes eligible to receive coverage under another comparable medical plan.

If during the term of the agreement, we terminate Mr. Messenger’s employment without cause or if he terminates his employment for good reason, he will be entitled to (i) any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination and accrued but unused vacation; (ii) any annual bonus and equity awards that he earned for any fiscal year prior to the fiscal year in which his employment terminated to the extent that such annual bonus and equity awards had not yet been paid or granted before the termination date, and any other benefits that have been earned and accrued prior to the date of termination; (iii) a cash severance payment equal to his annual base salary payable as salary continuation over 12 months; (iv) in lieu of the annual bonus for the fiscal year in which his employment terminates, a lump sum cash payment equal to the prorated amount of the annual bonus that would have become payable for the fiscal year if his employment had not been terminated, based on performance actually achieved that year (determined by the Board following completion of the performance year); (v) equity awards that he would have received for the fiscal year in which his employment terminated, on a prorated basis through the date of termination as though his employment had not terminated, and assuming that all conditions or parameters to such receipt at the target level have been fully satisfied and provided further that in lieu thereof we may pay him in cash the fair market value of such equity award; (vi) the immediate vesting as of the date of termination of all equity awards granted to him under our equity incentive plan that vest based on the passage of time; and (vii) our payment of the employer’s portion of his COBRA premiums during any time in which he elects COBRA continuation coverage for up to 18 months following the date of termination, unless he becomes eligible to receive coverage under another comparable medical plan.

The agreements also provide that if the termination without cause or for good reason occurs within 24 months following a “change in control” (as defined in the agreement), in addition to the other payments described above (but in lieu of the cash severance and prorated annual bonus payments), Mr. Messenger will receive an amount equal to two times his annual base salary plus two times the greater of his target annual bonus for the year in which the date of termination occurs or the average of his annual bonuses paid to him for the three completed fiscal years immediately preceding the date of termination. To the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive will receive the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Most of the payments and benefits provided for above, other than the accrued payments and benefits, are conditioned upon our receipt of a release of claims from Mr. Messenger.

Other Change in Control Provisions. The Century Communities, Inc. 2017 Omnibus Incentive Plan (2017 omnibus incentive plan) and Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan under which awards have been granted to our NEOs contain “change in control” provisions.

Under these plans, a “change in control” means:

•	the acquisition, other than from Century, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of common stock;
•	the consummation of a reorganization, merger or consolidation of Century with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock of the corporation resulting from the transaction; or
•	a complete liquidation or dissolution of Century or the sale or other disposition of all or substantially all of the assets of Century.

Under the 2017 omnibus incentive plan, without limiting the authority of the Compensation Committee to adjust awards, if a change in control of Century occurs, then, unless otherwise provided in the award or other agreement, if an award is continued, assumed or substituted by the successor entity, the award will not vest or lapse solely as a result of the change of control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed or substituted and will continue to vest or lapse pursuant to such terms.

If the award is continued, assumed or substituted by the successor entity and within two years following the change in control the executive is either terminated by the successor entity without “cause” or, if the executive is an executive officer of Century, resigns for “good reason,” each as defined in the 2017 omnibus incentive plan, then:

•	all restrictions imposed on restricted stock, RSUs or deferred units that are not performance-based held by such participant will lapse;
•	all vested and earned awards that are performance-based held by such participant for which the performance period has been completed as of the date of such termination or resignation but have not yet been paid will be paid in cash or shares and at such time as provided in the award agreement; and
•	all performance-based awards for which the performance period has not been completed as of the date of such termination or resignation held by such participant will immediately vest and be earned in full and paid out with respect to each performance goal based on actual performance achieved through the date of termination or resignation with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the date of termination or resignation.

If a change in control of Century occurs, any outstanding awards that are not continued, assumed or substituted with equivalent awards by the successor entity will be subject to the following rules:

•	all restrictions imposed on restricted stock, RSUs or deferred units that are not performance-based will lapse;
•	all vested and earned awards that are performance-based for which the performance period has been completed as of the date of the change in control but have not yet been paid will be paid in cash or shares and at such time as provided in the award agreement; and
•	All performance-based awards for which the performance period has not been completed as of the date of the change in control will immediately vest and be earned in full and paid out with respect to each performance goal based on actual performance achieved through the date of the change in control with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the date of the change in control, but if payment is made in shares, the Compensation Committee may in its discretion provide the holder the consideration provided to other similarly situation stockholders in the change in control.

Under Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan, subject to the terms of the applicable award agreement, upon a change in control, the Compensation Committee may, in its discretion, determine whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and restricted stock unit awards shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Compensation Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of our shares of common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder, to be immediately cancelled by us, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us or a combination of both cash and such shares of stock.

Potential Payments to Named Executive Officers. The table below shows potential payments to our NEOs under various scenarios involving a termination of employment, including prior to or following a change in control, assuming a December 31, 2017 termination date.

Name	Benefit	Termination without Cause or for Good Reason Prior to Change in Control ($)	Termination without Cause or for Good Reason within 24 Months Following Change in Control ($)	Voluntary Termination ($)	Death or Disability ($)	Retirement ($)
Dale Francescon	Severance Pay(1)	2,550,000	8,747,904	—	—	—
	Incentive Pay(2)	2,550,000	—	—	2,550,000	2,550,000
	Equity Award Vesting(3)	6,240,153	6,240,153	—	6,240,153	6,240,153
	LTI Award Vesting(4)	800,000	800,000	—	800,000	800,000
	Other Benefits(5)	47,847	47,847	—	47,847	47,847

Robert J. Francescon	Severance Pay(1)	2,550,000	8,747,904	—	—	—
	Incentive Pay(2)	2,550,000	—	—	2,550,000	2,550,000
	Equity Award Vesting(3)	6,240,153	6,240,153	—	6,240,153	6,240,153
	LTI Award Vesting(4)	800,000	800,000	—	800,000	800,000
	Other Benefits(5)	65,337	65,337	—	65,337	65,337

David L. Messenger	Severance Pay(6)	475,000	2,583,334	—	—	—
	Incentive Pay(7)	950,000	—	—	950,000	—
	Equity Award Vesting(3)	2,199,859	2,199,859	—	2,199,859	—
	LTI Award Vesting(4)	300,000	300,000	—	300,000	—
	Other Benefits(5)	35,562	35,562	—	35,562	—
(1)	Represents: (a) three times the executive’s current base salary in the event of a termination without cause or for good reason prior to a change in control; and (b) three times the higher of the following: (i) the sum of the executive’s annual base salary and target annual bonus for the year in which the date of termination occurs; or (i) the sum of the executive’s average annual base salary and average annual bonus for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason within 24 months following a change in control.
(2)	Represents: (a) maximum annual bonus for 2017 in the event of a termination without cause or for good reason prior to a change in control; and (b) actual earned bonus for 2017 in the event of a termination due to death, disability or retirement.

(3)	Based on: (a) the number of shares underlying unvested RSU awards and restricted stock awards held by such executive as of December 31, 2017, multiplied by (b) the closing price of our common stock on December 29, 2017, the last trading day of 2017 ($31.10), as reported by the NYSE. Notwithstanding the foregoing, in the event of a retirement of either Dale Francescon or Robert J. Francescon, restricted stock awards are not included and would reduce the equity award vesting payment to $4,872,126.
(4)	Represents grant date fair value of target LTI award for 2017 performance.
(5)	Represents our portion of the applicable COBRA premium for continued coverage under our medical benefits plan for 30 months in the case of Dale Francescon and Robert J. Francescon and 18 months in the case of David L. Messenger.
(6)	Represents: (a) the executive’s current base salary in the event of a termination without cause or for good reason prior to a change in control; and (b) the sum of: (i) two times the executive’s annual base salary and (ii) two times the higher of: the executive’s target annual bonus for the year in which the date of termination occurs or the average annual bonus paid to the executive for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason within 24 months following a change in control.
(7)	Represents actual earned bonus for 2017.

Compensation Committee Interlocks and Insider Participation

During their service on the Compensation Committee, none of the members had any relationship requiring disclosure under Item 404 of SEC Regulation S-K, and none of the members of the Compensation Committee has ever been an officer or employee of Century or any of our subsidiaries. None of our executive officers serves, or in the past has served, as a member of the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Board or the Compensation Committee.

DIRECTOR COMPENSATION

Overview

Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our stockholders. In 2017, our non-employee director compensation was comprised of equity compensation, in the form of annual RSU awards, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below. Dale Francescon and Robert J. Francescon, as employee directors, do not receive any additional compensation for their service as directors.

Process for Consideration and Determination of Director Compensation

The Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Compensation Committee is assisted in performing its duties by our Human Resources Department and also engages an independent external compensation consultant to provide analysis regarding non-employee director compensation.

During 2017, the Compensation Committee engaged CBS to review our non-employee director compensation. CBS’s review consisted of, among other things, analysis of board compensation trends and a competitive assessment based on a selected group of companies operating in the United States that are similarly situated to us from a revenue and market capitalization perspective. The peer group used for this analysis was the same peer group used for the executive compensation analysis. The Compensation Committee considered this data in determining whether to recommend any changes to our non-employee director compensation program. Overall, the review by CBS showed that our non-employee director compensation program was aligned with market trends from a design perspective and aligned with our target positioning from a compensation level standpoint. No changes were made to our non-employee director compensation program during 2017.

Director Compensation Program

The following table sets forth our non-employee director compensation program for 2017.

2017 ($)
Board Member Retainer	75,000
Audit Committee Chair Retainer	25,000
Audit Committee Member Retainer	11,000
Compensation Committee Chair Retainer	20,000
Compensation Committee Member Retainer	10,000
Nominating and Corporate Governance Committee Chair Retainer	20,000
Nominating and Corporate Governance Committee Member Retainer	10,000
Annual RSU Award	100,000

The annual RSU award for 2017 was granted under the Century Communities, Inc. 2017 Omnibus Incentive Plan and vests in equal installments annually over three years, subject to continued service on the Board. Prior to 2017, the annual RSU award was granted under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan. Prior to 2016, the equity component was provided in restricted stock awards. The number of shares of our common stock underlying each annual RSU award is determined by dividing the $100,000 equity value by the closing price of our common stock on the date of grant.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at Board and Board committee meetings.

Summary Director Compensation Table for 2017

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2017. Each of Dale Francescon and Robert J. Francescon is not compensated separately for his service as a director and his compensation is discussed under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3) ($)	Total ($)
John P. Box	116,000	99,985	—	215,985
Keith R. Guericke	120,000	99,985	—	219,985
James M. Lippman	116,000	99,985	—	215,985
(1)	The amounts reflected represent the grant date fair value of RSU awards for 3,843 shares computed in accordance with FASB ASC Topic 718.
(2)	As of December 31, 2017, each director held unvested restricted stock awards for 1,717 shares and unvested RSU awards for 7,662 shares.
(3)	We do not provide perquisite and other personal benefits to our non-employee directors.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	695,746	(1)	$0.00	(2)	1,221,890
Equity compensation plans not approved by security holders	—		—		—
Total	695,746	(1)	$0.00	(2)	1,221,890
(1)	Amount includes 180,075 shares of our common stock issuable upon the vesting of RSU awards granted under the Century Communities, Inc. 2017 Omnibus Incentive Plan and 515,671 shares of our common stock issuable upon the vesting of RSU awards granted under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan.
(2)	Not included in the weighted-average exercise price calculation are 695,746 RSUs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

Our Code of Business Conduct and Ethics applies to our officers, directors and any employees, and outlines the principles, policies and values that govern the activities of Century, including with respect to conflicts of interest.

A conflict of interest is defined as any situation in which a director, officer or employee has inconsistent, or seemingly inconsistent, interests with those of Century as a whole, which could, if not properly addressed, cause serious harm to Century. A conflict situation could arise when the individual takes actions or has interests that make it difficult for the individual to perform his or her work objectively and effectively. It is specifically required by our Code of Business Conduct and Ethics that any transaction involving a conflict of interest be approved by a vote of a majority of Century’s disinterested and independent directors. Our Chief Financial Officer is generally responsible for overseeing and monitoring compliance with respect to transactions involving conflicts of interest. All reported violations will be promptly investigated and treated confidentially to the greatest extent possible.

On any new related party transactions, if the party involved in the transaction is a member of the Board of Directors, such member of the Board is required to recuse or abstain from involvement in the decision. If the remaining Board members ratify the transaction, the Board will grant a waiver to the Code of Business Conduct and Ethics. In the event that such a waiver is granted to any of our officers or directors, we would announce the waiver within four business days on a Current Report on Form 8-K and in the “Investors—Corporate Governance—Governance Documents” section of our website at www.centurycommunities.com.

In addition, on a quarterly basis, the Board reviews all existing related party transactions and any new transactions that are brought to the attention of either management or the Board.

Transactions with Related Persons

For the period beginning on January 1, 2017 to the date of this Proxy Statement, the following are our current arrangements with a related party:

Employment and Other Agreements with Named Executive Officers. We have entered into an employment agreement with each of our Co-Chief Executive Officers, Dale Francescon and Robert J. Francescon, and our Chief Financial Officer, David L. Messenger. These agreements were entered into with these individuals in connection with their capacities as officers, and provide for salary, bonus and other benefits, including the grant of equity awards, and severance upon a termination of employment under certain circumstances. Please see the sections above entitled “Executive Compensation—Employment and Other Agreements with Named Executive Officers” for a description of these agreements.

Indemnification Agreements. We have entered into an indemnification agreement with each of our directors, Co-Chief Executive Officers and Chief Financial Officer. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

OTHER MATTERS

Stockholder Proposals and Director Nominations for 2019 Annual Meeting

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in the Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2019 proxy statement, a proposal must be received by us no later than November 27, 2018, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from the Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Nominations and Proposals Pursuant to Our Bylaws. Under our Bylaws, a stockholder wishing to nominate a candidate for election to the Board, or propose other business for consideration, at the 2019 Annual Meeting of Stockholders is required to give written notice of such stockholder’s intention to make such a nomination or proposal to our Corporate Secretary at our principal executive offices at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. In order for a stockholder proposal for director nominations or other business, outside of Rule 14a-8 under the Exchange Act, to come before the 2019 Annual Meeting of Stockholders, such notice of nomination or proposal must be made in accordance with our Bylaws, which require appropriate notice to us of the nomination or proposal not less than 90 days nor more than 120 days prior to the date of such Annual Meeting of Stockholders. A notice of nomination or proposal is also required to contain specific information as required by our Bylaws. A nomination which does not comply with the requirements of our Bylaws may not be considered. The Nominating and Corporate Governance Committee will consider validly nominated director candidates and will provide its recommendations to the Board. In general, to be timely, we must receive the notice of nomination or proposal not later than the 90th day nor earlier than the 120th day prior to the date of the first anniversary of the 2018 Annual Meeting. In this regard, we must receive the notice of nomination or proposal no earlier than January 9, 2019 and no later than February 8, 2019.

Cost of Solicitation of Proxies

The Board of Directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Internet Notice or this Proxy Statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Internet Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. Although we currently do not intend to hire a proxy solicitor to assist in the solicitation of proxies, we reserve the right to do so if we believe it would be in the best interests of Century and our stockholders. If we engage a proxy solicitor, we expect the fees to be approximately $5,000, plus out-of-pocket expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by Internet, telephone, facsimile or special delivery letter.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations, or contact Investor

Relations by telephone at (303) 268-8398. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit Committee Report under “Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm” will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than this Proxy Statement, notice and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

Copies of 2017 Annual Report

Our 2017 Annual Report, including our Annual Report on Form 10-K, including the financial statements and the financial statement schedules thereto, for the year ended December 31, 2017 are available without charge upon written request to: Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations. Our 2017 Annual Report is also available on our website at www.centurycommunities.com.

Your vote is important. Please promptly vote your shares of Century common stock by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

David L. Messenger
Chief Financial Officer and Secretary

Greenwood Village, Colorado
March 28, 2018

CENTURY
COMMUNITIES

CENTURY COMMUNITIES, INC./CCS
8390 E CRESCENT PKWY STE 650
GREENWOOD VILLAGE, CO 80111

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/08/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/08/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Dale Francescon 02 Robert J. Francescon 03 John P. Box 04 Keith R. Guericke 05 James M. Lippman

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. To approve, on an advisory basis, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000367921_1 R1.0.1.17

CENTURY
COMMUNITIES

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2017 Annual Report are available at www.proxyvote.com

CENTURY COMMUNITIES, INC./CCS
Annual Meeting of Stockholders
May 9, 2018 1:00 PM, MDT
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Dale Francescon and David L. Messenger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CENTURY COMMUNITIES, INC./CCS that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, MDT on May 9, 2018, at the Hyatt Regency Denver Tech Center, 7800 East Tufts Avenue, Denver, CO 80237, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000367921_2 R1.0.1.17